   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11, 1998

                                                        REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 ROWECOM INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     5961                    04-3370008
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                NUMBERS)

                                 ROWECOM INC.
                              725 CONCORD AVENUE
                              CAMBRIDGE, MA 02138

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            RICHARD R. ROWE, PH.D.
                       CHAIRMAN OF THE BOARD, PRESIDENT
                          AND CHIEF EXECUTIVE OFFICER
                                 ROWECOM INC.
                              725 CONCORD AVENUE
                              CAMBRIDGE, MA 02138
                                (617) 497-5800

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE
                             OF AGENT FOR SERVICE)

                                with copies to:

          BRIAN KEELER, ESQ.                WINTHROP B. CONRAD, JR., ESQ.
        JOHAN V. BRIGHAM, ESQ.                  DAVIS POLK & WARDWELL
           BINGHAM DANA LLP                     450 LEXINGTON AVENUE
          150 FEDERAL STREET                  NEW YORK, NEW YORK 10017
      BOSTON, MASSACHUSETTS 02110                  (212) 450-4000
            (617) 951-8000                  FACSIMILE NO. (212) 450-4800
     FACSIMILE NO. (617) 951-8736

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

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
                                                         PROPOSED
                                          PROPOSED        MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE          TO BE OFFERING PRICE       OFFERING REGISTRATION
       REGISTERED        REGISTERED      PER SHARE       PRICE(1)          FEE
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
Common Stock, $0.01 par
 value per share.......                             $50,000,000     $13,900
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
(1)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY + +NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN + +OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE +
+SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion
                            Dated December 11, 1998

PROSPECTUS

   ,000,000 Shares

[ROWECOM LOGO APPEARS HERE]

ROWECOM INC.
Common Stock
(Par value $.01 per share)

RoweCom Inc. is offering       shares of its common stock. This is our initial
public offering and no public market currently exists for our common stock. We
estimate that the initial public offering price will be between $       and $
      per share.

We have filed an application to qualify the common stock for quotation on the Nasdaq National Market under the symbol "ROWE."

INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
                                                               PROCEEDS
                      PRICE TO            UNDERWRITING         TO
                      PUBLIC              DISCOUNTS            COMPANY
--------------------------------------------------------------------------------
Per Share
--------------------------------------------------------------------------------
Total
--------------------------------------------------------------------------------

RoweCom has granted the underwriters the right to purchase up to an additional shares of common stock to cover overallotments.

It is expected that delivery of the shares will be made to investors on or
about        , 1999.

J.P. MORGAN & CO.

     CIBC OPPENHEIMER

                                                    VOLPE BROWN WHELAN & COMPANY

       , 1999

                                      ART

                               TABLE OF CONTENTS

                                                                       PAGE
Prospectus Summary....................................................   3
The Company...........................................................   3
Risk Factors..........................................................   7
Use of Proceeds.......................................................  16
Dividend Policy.......................................................  16
Capitalization........................................................  17
Dilution..............................................................  18
Selected Financial Data...............................................  19
Management's Discussion and Analysis of Financial Condition and
 Results of Operations................................................  20

                                                                       PAGE
Business..............................................................  27
Management............................................................  36
Certain Transactions..................................................  43
Principal Stockholders................................................  45
Description of Capital Stock..........................................  47
Underwriting..........................................................  50
Shares Eligible for Future Sale.......................................  52
Legal Matters.........................................................  53
Experts...............................................................  53
Available Information.................................................  53
Index to Consolidated Financial Statements............................ F-1


In deciding whether to buy our common stock, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, the "Company," "RoweCom," "we," "us" and "our" refer to RoweCom Inc.

Until         , all dealers that buy, sell or trade common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We intend to furnish to our stockholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three quarters of each fiscal year.

                               ----------------

This prospectus contains forward-looking statements based on current expectations, estimates and projections with respect to RoweCom and our industry. These statements include (1) forecasts of growth in the business-to-business market for business information, magazines, newspapers, journals, books and other knowledge resources, growth in business-to-business Internet commerce, and growth in the number of professional workers relying on knowledge resources, (2) statements regarding RoweCom's preparedness for the year 2000 date change and trends in RoweCom's sales, expense levels, and liquidity and capital resources, and (3) other statements, including statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "seek," "intend" and other similar words that signify forward-looking statements.

These forward-looking statements involve risks and uncertainties, both known and unknown, and actual results may differ materially from those anticipated or expressed in such statements. Potential risks and uncertainties include those described in this prospectus under "Risk Factors," which begin on page 7, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which begin on page 20. The forecasts of growth referred to above are also based on a number of additional assumptions, including that: (1) the worldwide economy will resume its expansion, (2) the number of people online and the total number of additional hours spent online will increase significantly over the next three years, (3) advances in database technology will stimulate greater demand for information and (4) spending on electronically delivered information will increase significantly. If any one or more of the preceding assumptions turns out to be incorrect, or one or more of the risks identified in "Risk Factors" occurs, actual growth may be materially different from that forecasted. Accordingly, there can be no assurance that the business-to-business market for business information, magazines, newspapers, journals, books and other knowledge resources, business-to-business Internet commerce, or the number of professional workers relying on knowledge resources will grow over the next three years at the rates forecasted or at all. Lack of growth at the forecasted rates may have a material adverse impact on our future results of operations and financial condition.

Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                PROSPECTUS SUMMARY

This summary highlights certain of the information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the common stock. To understand this offering fully, you should read the entire prospectus carefully, including the financial statements and notes.

                                  THE COMPANY

RoweCom is the leading business-to-business provider of e-commerce solutions for purchasing and managing the acquisition of magazines, newspapers, journals, books and other knowledge resources. We offer our clients and their employees easy and convenient access to the largest catalog of such knowledge resources on the Internet. We also provide businesses with a highly effective means of managing and controlling purchases of knowledge resources and reducing costs. We target clients in knowledge-intense industries, such as financial and professional services, high technology and healthcare, as well as certain academic and non-profit institutions.

The effective use of knowledge resources has become an increasingly important competitive advantage for businesses and other institutions. Timely and relevant information, easily accessible to all members of an organization, has become critical to job productivity. The quantity and the degree of specialization of knowledge resources available to businesses and their employees and the cost of such resources have also increased dramatically. According to Veronis Suhler and Associates, US businesses spent approximately $38 billion in 1997 on knowledge resources, such as market studies, business magazines and professional publications, and other types of business information, such as financial news services, credit reports and other general business information. Veronis Suhler has forecasted that this spending will grow to $51 billion by 2001. Based on US government census data and projections, RoweCom believes that over the same period the number of US professional workers that depend on knowledge resources will increase from 37 million to 41 million. As a result, businesses and other institutions need efficient and cost effective methods for managing the growing number of purchases of knowledge resources by employees.

Most businesses currently do not have an efficient and easy-to-use means of executing and managing purchases of knowledge resources. The process of purchasing knowledge resources historically has involved significant manual effort and has focused on the professional librarian or central purchasing group. This manually intensive, paper-based process requires finding the appropriate publishers, submitting written or telephone orders, processing multiple renewal notices, and completing expense reports for reimbursement. Increasingly, individual employees are purchasing knowledge resources directly from publishers and other vendors rather than ordering through a corporate library or central purchasing group. As a result, employees are making numerous individual purchases from a large number of publishers and services using a variety of payment methods. This decentralized purchasing makes it difficult for businesses to manage purchases, control spending and prevent duplicative or unauthorized orders.

RoweCom's kStore(TM) facilitates decentralized purchasing of knowledge resources by businesses and their employees while at the same time giving management the tools required to effectively control knowledge resource purchases. The kStore provides businesses with a single comprehensive source for the purchase of knowledge resources, offering more than 43,000 magazines, journals and newspapers from over 13,000 publishers, and over four million books through our alliance with barnesandnoble.com. The kStore's automated service is easily accessible from an employee's desktop computer via the corporate intranet or the Internet and permits the employee to find, order, and pay for knowledge resources quickly and conveniently. At the same time, the kStore provides managers with detailed reports of knowledge resource purchases by their employees and permits them to institute customized approval procedures. The kStore also helps management reduce the costs of knowledge resource acquisition by eliminating many of the inefficiencies of traditional knowledge resource acquisition methods and by offering discounted prices on most titles.

Most of our growth to date has resulted from our direct selling efforts, which we intend to expand. We have also increased the number of distribution channels available to us and rapidly increased the size of our catalog through strategic alliances with content providers and knowledge resource marketers. In August 1998, we entered into a five-year agreement with barnesandnoble.com to combine and jointly market our respective catalogs to business customers. Under the agreement, barnesandnoble.com will provide all books ordered by either party's business clients, and

RoweCom will provide all magazine, journal, and newspaper subscriptions ordered by its clients or by barnesandnoble.com's Business Solutions clients. We have also entered into strategic alliances with NewSub Services, Intelisys Commerce and Publications Research Group. These alliances generally allow us to share content with our strategic partners, market one another's catalogs of knowledge resource titles and share revenue. We expect to continue to pursue additional strategic alliances.

We intend to maintain and strengthen our position as the leading business-to-business provider of e-commerce solutions for purchasing and managing the acquisition of knowledge resources. Key elements of our strategy include:

 . Increasing our client base and the number of individuals accessing the kStore from desktop computers at existing clients.

 . Increasing the content and functionality of the kStore to reinforce our position as the leading single source provider of knowledge resources on the Internet.

 . Developing additional strategic alliances to increase our channels of distribution and available content.

 . Enhancing the kStore's brand recognition through Web based advertising, traditional advertising and attendance and presentations at major trade shows.

 . Expanding internationally through alliances with, or acquisitions of, foreign content providers.

Our principal executive office is located at 725 Concord Avenue, Cambridge, Massachusetts 02138 and our telephone number is 617-497-5800. Our corporate Web site address is http://www.rowe.com. Information contained in our Web site is not part of this prospectus. References to "RoweCom" or the "Company" in this prospectus refer to RoweCom Inc. and its predecessors.

                                  THE OFFERING

 COMMON STOCK OFFERED(1)............................      shares
 COMMON STOCK OUTSTANDING AFTER THE OFFERING(1)(2)..      shares
 OVER-ALLOTMENT OPTION..............................      shares
 USE OF PROCEEDS.................................... RoweCom will receive net proceeds from this
                                                     offering of approximately
                                                     $    million, or $
                                                     million if the
                                                     underwriters purchase all
                                                     of the shares they are
                                                     entitled to purchase to
                                                     cover over-allotments. See
                                                     "Underwriting." We intend
                                                     to use these proceeds for
                                                     working capital and
                                                     general corporate
                                                     purposes. See "Use of
                                                     Proceeds."
 PROPOSED NASDAQ NATIONAL MARKET SYMBOL............. "ROWE"

-------
(1)Excludes up to       shares that may be issued to the underwriters pursuant
to their rights to purchase shares to cover over-allotments. See
"Underwriting."
(2)Includes shares of common stock issuable upon the consummation of this offering as a result of the conversion of all outstanding shares of all series of preferred stock of RoweCom, and the net exercise of all outstanding stock purchase warrants. See "Certain Transactions" and "Principal
Stockholders". Excludes    shares reserved for future issuance under the
Company's stock option and stock purchase plans. We have granted options to
purchase    of such shares and    of such options will be exercisable upon
consummation of this offering. See "Capitalization" and "Management--Stock Incentive Plans."

                         SUMMARY FINANCIAL INFORMATION

The following table contains summary consolidated financial data of the Company which should be read together with the Company's consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                        -----------------------------------------
                                                                   NINE MONTHS
                                         YEAR ENDED DECEMBER          ENDED
                                                 31,              SEPTEMBER 30,
                                        -----------------------  ----------------
                                         1995     1996     1997     1997     1998
                                        -----  -------  -------  -------  -------
Dollars in thousands, except per share
 data
STATEMENT OF OPERATIONS DATA:
Revenues............................... $ 324  $ 3,116  $12,890  $   941  $ 3,585
Cost of revenues.......................   323    3,083   12,701      919    3,494
                                        -----  -------  -------  -------  -------
    Gross profit.......................     1       33      189       22       91
Operating expenses:
 Sales and marketing...................   259      585    2,035    1,574    3,343
 Research and development..............   149      532      584      399      749
 General and administrative............   171      351      751      668      980
                                        -----  -------  -------  -------  -------
  Total operating expenses.............   579    1,468    3,370    2,641    5,072
                                        -----  -------  -------  -------  -------
    Loss from operations...............  (578)  (1,435)  (3,181)  (2,619)  (4,981)
Interest and other income, net.........     1        1       64       55      104
                                        -----  -------  -------  -------  -------
    Loss before income taxes...........  (577)  (1,434)  (3,117)  (2,564)  (4,877)
Provision for income taxes.............     8       16      137      102       87
                                        -----  -------  -------  -------  -------
    Net loss........................... $(585) $(1,450) $(3,254) $(2,666) $(4,964)
                                        =====  =======  =======  =======  =======
Basic and diluted pro forma net loss
 per share(1)..........................   --       --   $            --   $
Shares used in pro forma net loss per
 share calculation(1)..................

                              --------------------------------------------------
                                                 AS OF SEPTEMBER 30, 1998
                                                 -------------------------------
                              AS OF DECEMBER 31,                      PRO FORMA
                                            1997   ACTUAL        AS ADJUSTED(2)
                              ------------------ -------------  ----------------
Dollars in thousands
CONSOLIDATED BALANCE SHEET
 DATA:
Working capital.............       $   185       $       2,614
Total assets................         2,108               6,407
Redeemable preferred stock..         4,298              12,573
Total stockholders'
 (deficit) equity...........        (3,768)             (9,280)

--------
(1)Pro forma per share amounts are calculated by using the sum of (A) the weighted average number of shares of common stock outstanding during the period
and (B) the     shares of common stock to be issued as of the closing of this offering upon the conversion of all outstanding shares of the Company's preferred stock and the net exercise of all outstanding stock purchase warrants. See "Certain Transactions" and "Principal Stockholders."
(2)Reflects (A) the sale by the Company on December 11, 1998 of 4,586,599 shares of its Class C Preferred Stock for an aggregate consideration, net of
expenses, of approximately $15,000,000, (B) the issuance of     shares of
common stock as of the closing of this offering upon the conversion of all shares of the Company's preferred stock outstanding at that date and the net exercise of all outstanding stock purchase warrants (see "Certain Transactions"
and "Principal Stockholders") and (C) the sale by the Company of     shares of
common stock at an assumed initial public offering price of $    per share (the
mid-point of the range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering
expenses of $    payable by the Company. Excludes (A)     shares of common
stock issuable upon the exercise of options outstanding on the date of this
prospectus at a weighted average exercise price of $    per share and (B)
additional shares of common stock reserved for issuance under the Company's stock option and stock purchase plans. See "Management--Stock Incentive Plans."

                                  RISK FACTORS

You should carefully consider the risks described below before deciding to purchase shares of common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations.

If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus.

EXTREMELY LIMITED OPERATING HISTORY; HISTORY OF LOSSES; ANTICIPATED LOSSES

We began operations in 1994 and have never achieved profitability. We did not generate significant revenues until March 1996 and began offering the kStore, our flagship product, in June 1997. Consequently, we have an extremely limited operating history and our prospects are subject to the risks and uncertainties frequently encountered by start-up companies, particularly in the new and rapidly evolving markets for Internet products and services. These risks include:

 . the failure to maintain our leadership position through enhancement of our services and catalog of magazines, newspapers, journals, books and other knowledge resources;

 . the failure to significantly and rapidly increase our client base;

 . the development by competitors of services similar or superior to the services we offer;

 . the failure to increase penetration of our existing client base;

 . the failure of businesses to widely adopt intranets and the Internet as means for purchasing subscriptions and books; and

 . the inability to identify, attract, retain and motivate qualified personnel.

We may not be successful in addressing these risks and our failure to do so could have a material adverse effect on our future results of operations and financial condition.

As of September 30, 1998, we had an accumulated deficit of $10.9 million. Although we have experienced revenue growth in recent periods, our revenues may not continue at their current level or increase in the future. We have not achieved profitability on a quarterly or annual basis to date and anticipate that we will continue to incur net losses for at least the near to medium term. We establish our expenditure levels for product development, sales and marketing and other operating expenses based, in large part, on expected future revenues. We currently expect to increase our operating expenses significantly in connection with expansion of our sales and marketing operations and continued development of our services and catalog. To the extent that these expenses are not promptly followed by increased revenues, our future results of operations and financial condition could be materially and adversely affected.

Our extremely limited operating history and the uncertain nature of the markets in which we compete make the prediction of future results of operations difficult or impossible. Therefore, our recent revenue growth should not be taken as indicative of the rate of revenue growth, if any, that can be expected in the future. We believe that period-to-period comparisons of our results should not be relied upon as an indication of future performance.

SEASONALITY; POTENTIAL SIGNIFICANT FLUCTUATIONS IN QUARTERLY RESULTS

We have historically experienced seasonal fluctuations in revenues because substantially all of our revenues have been generated in the fourth quarter of each year when most subscriptions are purchased or renewed by our clients. This pattern may be expected to continue, and interim results of financial operations within any fiscal year cannot be expected to be representative. As a strategic response to the concentration of orders in the fourth quarter, we may from time to time make certain pricing, servicing or marketing decisions that could have a material adverse effect on our future financial results.

Our quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. Delays in client orders can cause RoweCom's revenues and results of operations to significantly fluctuate from period to period. Quarterly fluctuations may also result from factors such as:

 . penetration of our existing clients;

 . obtaining new accounts;

 . changes in our operating expenses;

 . changes in the mix of knowledge resources sold;

 . increased competition; and

 . general economic factors.

Based upon all of these factors, we believe that quarterly revenues, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of results of operations are not necessarily meaningful and that, as a result, such comparisons should not be relied upon as indications of future performance. As a result, our operating results may fall below market analysts' expectations in some future quarters, which could have a material adverse effect on the market price of our stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Selected Quarterly Results of Operations."

RELIANCE ON THE kSTORE; UNPROVEN ACCEPTANCE OF INTERNET-BASED PROCUREMENT
SYSTEMS

RoweCom currently derives substantially all of its revenues from the kStore and we expect that kStore-related revenues will continue to account for a significant portion of the Company's revenues for the foreseeable future. A decline in demand for the kStore or the inability of the kStore to penetrate new markets as a result of competition, technological change or other factors would have a material adverse effect on our future results of operations and financial condition.

Although we have experienced growth in revenues in recent years, the market for intranet-based procurement systems such as the kStore is still emerging. We are not certain that the market will continue to grow or that, even if the market does grow, businesses will continue to adopt the kStore. As is typical of a new and rapidly evolving industry, demand and market penetration for recently introduced services is subject to a high level of uncertainty and risk. Because the market for intranet-based procurement systems such as the kStore is new and evolving, it is difficult to predict the future growth rate, if any, and size of this market. If the market fails to grow or grows more slowly than we currently anticipate, our future results of operations and financial condition will be materially adversely affected.

Our future success will depend on our ability to continue to enhance our current services and to continue to develop and introduce new services that keep pace with competitive product introductions and technological developments, satisfy diverse and evolving client requirements and otherwise achieve market acceptance. In particular, we believe that our future success will be dependent, in large part, upon market acceptance of the most recent version of the kStore. We cannot be certain that we will be successful in developing and marketing on a timely and cost-effective basis future services or service enhancements, or offer new services that respond to technological advances. Any failure by us to anticipate or respond adequately to changes in technology and client preferences, or any significant delays in other development efforts, could have a material adverse effect on our future results of operations and financial condition.

POSSIBLE SLOW ADOPTION OF INTERNET AND INTRANET SOLUTIONS

In order for us to be successful, intranets must continue to be adopted by businesses as information and application platforms; i.e., as the means of making information and electronic services available to employees. In addition, the Internet must continue to be adopted as an important means of buying and selling products and services. Because intranet and Internet usage is continuing to evolve, it is difficult to estimate with any assurance the size of this market and its growth rate, if any. To date, many businesses have been deterred from utilizing intranets and the Internet for a number of reasons, including:

 . security concerns;

 . limited access to the corporate intranet;

 . lack of availability of cost-effective, high-speed service;

 . inconsistent quality of service;

 . potentially inadequate development of network infrastructure;

 . the inability to integrate business applications on these networks; and

 . the need to operate with multiple and frequently incompatible products.

Even if the Internet and intranets are widely adopted, the adoption of these networks for book and subscription procurement, particularly by companies that have relied on traditional means of procurement, will require broad acceptance of the new approach. In addition, companies that have already invested substantial resources in traditional methods of procurement may be reluctant to adopt a new strategy. See "Business--Industry Overview."

DEPENDENCE ON CONTINUED GROWTH OF ONLINE COMMERCE AND INTERNET INFRASTRUCTURE

The Internet may not be accepted as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet continues to experience significant growth in the number of users, their frequency of use or their speed and quality-of-service requirements, it is possible that the infrastructure for the Internet will not be able to support the demands placed upon it. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally and RoweCom's services in particular. If use of the Internet does not continue to grow or grows more slowly than expected, if the infrastructure for the Internet does not effectively support growth that may occur, or if the Internet does not become a viable commercial marketplace, our future financial results will be materially adversely affected. Even if the required Internet infrastructure, standards and protocols are developed, we may be required to incur substantial expenditures in order to adapt our services to changing or emerging technologies, which could have a material adverse effect on our future results of operations and financial condition.

DEPENDENCE ON STRATEGIC ALLIANCES AND POSSIBLE LOSS OF RELATIONSHIPS

In August 1998, we entered into a strategic alliance agreement with barnesandnoble.com llc. Under the agreement, we are able to sell barnesandnoble.com's catalog of books and they are able to sell our catalog of knowledge resources. For a description of the agreement, see "Business-- Strategic Alliances--barnesandnoble.com Relationship." The agreement expires in five years, or may be terminated earlier under certain circumstances. Because we have only recently entered into this agreement, we cannot be sure that the agreement will prove beneficial to us. In particular, we cannot be sure that the barnesandnoble.com Business Solutions service, which commenced operations in third quarter of 1998 and currently has a limited client base, will generate a sufficient number of sales to make the strategic alliance beneficial to RoweCom as a distribution channel. In addition, we cannot be certain that the agreement will not be terminated prior to the initial five-year term or renewed after five years. In the event the agreement is terminated or not renewed, it is possible that we will not be able to develop a relationship with another company to obtain access on comparable terms to the catalog of books currently provided by barnesandnoble.com. If the agreement is terminated or we are unable to renew the agreement or otherwise obtain access to such content on acceptable terms, our future financial results could be materially adversely affected.

We have also entered into strategic relationships with several other content providers and procurement companies. These relationships are described under "Business--Strategic Alliances." These agreements generally are subject to fixed terms of two years or earlier termination upon the occurrence of certain circumstances. We intend to continue to actively seek strategic partners and are relying on such partnerships to generate a significant portion of RoweCom's growth in the medium term. RoweCom's current strategic relationships are new and as yet unproven. If these and any future strategic relationships into which we are able to enter do not generate significant levels of revenue, or are terminated or expire, our ability to become profitable could be adversely affected to a material extent.

If our marketing and content arrangements with our strategic partners were lessened, curtailed, or otherwise modified, we might not be able to replace or supplement such marketing efforts or the content provided by such partners alone or with other companies. If these partners, which do not currently compete with us, were to reduce their joint marketing activities with us, further develop and market their own business-to-business subscription and book procurement management system, or market such services developed by a competitor, our business, results of operations and financial condition would be materially and adversely affected.

DEPENDENCE ON CERTAIN PUBLISHERS

RoweCom does not supply or deliver to clients the magazines, newspapers, journals, books and other knowledge resources it sells; rather we depend upon publishers to maintain the required inventories and provide timely delivery of ordered products to our clients. The primary supplier of the magazines and journals whose subscriptions we sell is Reed Elsevier, which supplied titles accounting for 23.7% of our sales in 1997. We currently do not have a contract with Reed Elsevier. If Reed Elsevier ceases to provide us with knowledge resources on favorable terms, we may not be able to offer clients a competitive price on their order. If Reed Elsevier were to cease to provide us with knowledge resources, it would not be possible to obtain replacements for many of the titles Reed Elsevier publishes at a comparable price, if at all, from an intermediary. If Reed Elsevier were to cease supplying us with knowledge resources or ceased providing such resources on favorable terms, it could have a material adverse effect on our financial condition and results of operations. Similarly, if any of the publishers with whom we do business decided not to provide us with knowledge resources or decided to stop providing us with knowledge resources on favorable terms, it could have a material adverse effect on our financial condition and results of operations.

POSSIBLE INABILITY TO ACQUIRE ADDITIONAL CONTENT

One of the key elements of our strategy is to continue to expand our catalog of knowledge resources. We gain content both through entrance into strategic alliances and through contact with various publishers as we receive particular requests from clients. There can be no assurance that we will be able to continue to gain available content through strategic alliances or directly from publishers. In the event that we are unable to continue to increase our available content, we may (1) be at a competitive disadvantage with respect to competitors that may compile greater libraries of available titles; (2) lose clients that rely upon us as a single-source of knowledge resources; and (3) be unable to increase the amount of revenue that is otherwise generated from particular clients. Any of these effects could have a material adverse effect on our future results of operations and financial condition.

CLIENT AND INDUSTRY CONCENTRATION

A small number of our clients account for a substantial amount of our revenues. In the nine months ended September 30, 1998, our five largest clients accounted for 48.8% of our revenues. In the nine months ended September 30, 1997, our five largest clients accounted for 69.4% of revenues. Our revenues also are highly concentrated in certain industries. In the first nine months of 1998, clients in the high technology sector were responsible for 38.0% (15.9% in the first nine months of 1997) of our revenues. Clients in the health services sector were responsible for 19% of revenues in the first nine months of 1998 (40% in the first nine months of 1997). We cannot be certain that our top five clients, or other clients, will continue to purchase knowledge resources through the kStore or any other RoweCom service. Any failure by one or more of our top customers to purchase knowledge resources through the kStore could have a material adverse effect on our results of operations and financial condition. In addition, our dependency on clients in the high technology and health services sectors makes us vulnerable to downturns in those sectors. Such a downturn could lead our clients in those sectors to reduce their level of knowledge resource purchases, which could have a material adverse effect on our financial condition and results of operations.

COMPETITION

The market for the sale of magazines, newspapers, journals, books and other knowledge resources to businesses is intensely and increasingly competitive. We cannot be certain that we will maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources. Current and potential competitors fall into the following categories:

 . consumer online services and Internet portals (such as America Online and Yahoo!) who may decide to focus on businesses as well as consumers, expand their knowledge resources catalogs and offer management and control features;

 . major consumer-oriented online book resellers, such as Amazon.com, or Borders.com, who may decide to market to businesses as well as consumers, expand their service to include control and management features such as those offered by RoweCom, and expand their knowledge resources offerings;

 . large, well-established news and information providers such as Dow Jones, Knight-Ridder, Lexis/Nexis, Pearson, Reuters and Thomson, who might decide to significantly expand their product offerings to include books, magazines, journals and other knowledge resources;

 . providers of procurement management systems who may decide to focus specifically on the knowledge resources markets;

 . traditional subscription agents, who may decide to focus on the corporate market, expand their service to include control and management features, and significantly expand their knowledge resource offerings; and

 . publishers and information providers who may decide to increase their direct marketing efforts to the business-to-business market or develop a competing service.

Many of our current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources and greater name recognition than we do. In addition, many of them have an installed client base that is larger than ours. Furthermore, many of these competitors may be able to respond more quickly to new or emerging technologies and changes in client requirements, and to devote greater resources to the development, promotion and sale of their service than we can. It is possible that our current or potential competitors will develop products and services comparable or superior to those we have developed or adapt more quickly than we have to new technologies, evolving industry trends or changes in client requirements. Our market is still evolving and we cannot be certain that we will be able to compete successfully with current or future competitors, or that competitive pressures faced by us will not have a material adverse effect on our future results of operations and financial condition. See "Business--Competition."

POSSIBLE INABILITY TO DEVELOP BRAND

We believe that establishing and maintaining brand identity is a critical aspect of attracting and expanding our client base, as well as of maintaining and building upon the competitive advantage of being the first company to provide businesses with an Internet-based subscription and book procurement system. The importance of brand recognition will increase with competition. Promotion and enhancement of the kStore brand will depend largely on our success in continuing to provide high quality services, which cannot be assured. If users do not perceive the kStore to be comprehensive and of high quality, or if we introduce new features, or enter into new business ventures that are not favorably received by users, we will risk diluting our brand. If we are unable to provide high quality services, or otherwise fail to promote and maintain our brand, or if we incur excessive expenses in an attempt to improve our services, or promote and maintain our brand, our future results of operations and financial condition could be materially and adversely affected.

DIFFICULTY OF MANAGING GROWTH

Our business has grown rapidly in the last three years, with total revenues increasing from $324,000 in 1995 to $13 million in 1997. Our recent expansion has resulted in substantial growth in the number of our employees (from 9 at December 31, 1995 to 87 at September 30, 1998), and the scope of our operating and financial systems. This recent rapid growth has placed and, if sustained, will continue to place, a significant strain on our management and operations. Accordingly, our future operating results will depend on the ability of our officers and other key employees to continue to implement and improve our operational, client support and financial control systems, and effectively expand, train and manage our employee base. We cannot be certain that we will be able to manage any future expansion successfully, and any inability to do so would have a material adverse effect on our future results of operations and financial condition.

DEPENDENCE ON KEY PERSONNEL

Our future operating results depend in significant part upon the continued services of a relatively small number of key technical and senior management personnel, particularly Dr. Richard Rowe, our Chairman, President and Chief Executive Officer. There can be no assurance that we will retain our key technical, sales and managerial employees or that we will be successful in attracting, assimilating and retaining other highly qualified technical, sales and managerial personnel in the future. The loss of any of our key technical, sales and senior management personnel or the inability to attract and retain additional qualified personnel could have a material adverse effect on our future results of operations and financial condition. See "Business--Employees."

WE MAY HAVE TROUBLE EXPANDING INTERNATIONALLY

An important part of our strategy is to expand into foreign markets. To date, we have had only very limited experience in developing localized versions of our services and in marketing and operating our services internationally. In order to expand overseas we intend to enter into relationships with foreign business partners. We may experience difficulty in managing international operations because of distance, as well as language and cultural differences, and there can be no assurance that we or our future foreign business associates will be able to successfully market and operate our services in foreign markets. We also believe that, in light of substantial anticipated competition, it will be necessary to implement our business strategy quickly in international markets to obtain a significant share of the market. In addition, we do not currently have the content necessary to conduct operations in many foreign markets. We will be unlikely to be able to penetrate such markets unless we gain such content, either through partnerships with publishers or other content-providers in such markets, or possibly through acquisitions.

POTENTIAL IMPOSITION OF GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

Few laws or regulations currently are directly applicable to access to or commerce on the Internet and we are not subject to direct government regulation, other than regulations applicable to businesses generally. However, a number of legislative and regulatory proposals relating to the Internet commerce are under consideration by federal, state, local and foreign governments and, as a result, a number of laws or regulations may be adopted with respect to Internet user privacy, taxation, pricing, quality of products and services and intellectual property ownership. There is also uncertainty as to how existing laws will be applied to the Internet in areas such as property ownership, copyright, trademark, trade secret, obscenity and defamation. The adoption of new laws or the adaptation of existing laws to the Internet may decrease the growth in the use of the Internet, which could in turn decrease the demand for our services, increase the cost of our doing business or otherwise have a material adverse effect on our future results of operations and financial condition.

POSSIBLE INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS

Legal standards relating to the protection of intellectual property rights in Internet-related industries are uncertain and still evolving. As a result, the future viability or value of our intellectual property rights, as well as those of other companies in the Internet industry, is unknown. We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Any such infringement or misappropriation could have a material adverse effect on our future financial results. In addition, we cannot be certain that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

POSSIBLE ONLINE COMMERCE SECURITY BREACHES

A significant requirement for the expansion and continued viability of online commerce and communications is the continued availability of secure transmission of confidential information over public networks. We rely on encryption and authentication technology to effect secure transmission of confidential information, such as payment instruction sets. It is possible that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will result in a compromise or breach of the codes used by us to protect client transaction data. If any such compromise of our security were to occur, it could have a material adverse effect on our reputation and future results of operations and financial condition. Concerns over the security of transactions conducted on the Internet and other online services and the privacy of users may also inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions. To the extent that our activities or those of third-party contractors involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. It is possible that our security measures will not prevent security breaches.

CONTINUED CONTROL BY EXISTING STOCKHOLDERS

Upon completion of this offering, the principal stockholders listed under
"Principal Stockholders" will beneficially own approximately    % of our
outstanding common stock ( % if the Underwriters' over-allotment option is exercised in full). Consequently, such persons, as a group, will be able to control the outcome of all matters submitted for stockholder action, including the election of members to our Board of Directors and the approval of significant change-in-control transactions. Therefore, they will effectively control our management and affairs. This may have the effect of delaying or preventing a change in control. See "Management" and "Principal Stockholders."

POTENTIAL FOR SALES TAX AND OTHER TAX OBLIGATIONS

We do not collect sales or other similar taxes when we sell books and subscriptions. Additionally, some states and foreign jurisdictions may impose sales or other taxes on companies who engage in e-commerce. If one or more states or any foreign country were to require that we collect sales or other taxes on the sale of books and subscriptions through our system, it could have a material adverse effect on our future financial results.

A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of e-commerce and could adversely affect our future results of operation and financial condition.

A law imposing a three-year moratorium on new taxes on Internet-based transactions has recently been enacted in the US. This moratorium relates to new taxes on Internet access fees and state taxes on e-commerce that discriminate against out-of-state Web sites. Sales or use taxes imposed by those buying or selling products or services over the Internet will not be affected by this moratorium. We have not yet been able to determine how we will be affected by this moratorium. To the extent that the moratorium provides a material benefit, its expiration after three years could have a material adverse effect on our financial condition and results of operations.

LOSS OF CLIENTS DUE TO POSSIBLE SYSTEMS FAILURES OR SYSTEM CAPACITY CONSTRAINTS

The performance of our intranet and Internet services, computer and telecommunications equipment is critical to our reputation and achieving market acceptance of our services. Any system failure, including network, software or hardware failure, that causes interruption or an increase in response time of our online services could result in decreased usage of our services. If such failures occur often, it could reduce the attractiveness of our services to our users. An increase in the volume of the kStore orders could strain the capacity of the hardware employed by us, which could lead to slower response time or system failures. Our operations are also dependent in part upon our ability to protect our operating systems against physical damage from acts of God, power loss, telecommunications failures, physical break-ins and similar events. The occurrence of any of these events could result in interruptions, delays or cessations in service to users of our services, which could have a material adverse effect on our future financial results. Our property and business interruption insurance may not be adequate to compensate us for all losses that may occur.

All of our computer and telecommunications equipment is located at our network facility in London, Ontario. We currently have no backup systems at other sites. Accordingly, there is a significant risk to our operations from a natural disaster or system failure at our London facility. We currently anticipate that we will establish redundant systems in our Cambridge, Massachusetts headquarters, or elsewhere, upon consummation of the offering. There can be no assurances, however, that any such back-up systems will be online soon after consummation of the offering, or at all. In addition, our operations are dependent upon receipt of timely updated catalog information from our book and magazine providers, and any failure or delay in the transmission or receipt of such information, whether on account of system failure of the information providers, the Internet or otherwise, could disrupt our operations.

POSSIBLE FAILURE TO MAKE SYSTEMS YEAR 2000 COMPLIANT

As many computer systems and other equipment with imbedded control chips or microprocessors use only two digits to represent the year, they may be unable to process accurately certain data before, during or after the year 2000. The Year 2000 issue relates to the way that these business systems could fail or make miscalculations due to interpreting a date including "00" to mean 1900, not 2000. To the extent that a business system does not fail or make miscalculations as a result of the Year 2000 date change, such a system is described as being "Year 2000 Compliant." We are currently undergoing efforts to ensure that all of those business systems, owned or operated by us or by third parties, the failure of which would directly and adversely affect our ability to provide our services or otherwise affect revenues, safety or reliability for such a period of time as to lead to unrecoverable consequences, will not fail or make miscalculations as a result of the Year 2000 date change. Although we believe that most of our in-house and licensed information technology, including our production systems and accounting software will not be affected by the Year 2000 date change, we cannot be certain that the production systems of many of our strategic business partners or the publishers from whom we purchase the newspapers, magazines, journals and books that we sell to clients will not be adversely affected by the Year 2000 date change. In addition, there can be no assurance that we will not have to spend significantly more than we currently anticipate on remediation efforts on our critical systems, or that any contingency plans that we develop to deal with problems resulting from the Year 2000 date change will be successful in avoiding or alleviating such problem. Any such failures could have a material adverse effect on our future results of operations and financial condition See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000 Issue."

WE WILL NOT PAY DIVIDENDS FOR THE FORESEEABLE FUTURE

We anticipate that earnings will be retained for the development of our business and that no cash dividends will be declared on the common stock for the foreseeable future. The Company's loan agreement with Imperial Bank also prohibits the payment of dividends. See "Dividend Policy."

NO PUBLIC MARKET FOR COMMON STOCK TO DATE; COMMON STOCK PRICE MAY BE VOLATILE IN THE FUTURE

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between the Underwriters and us, and may not be indicative of our future market prices. As a result, you may not be able to resell any shares you buy from us at or above the initial public offering price due to a number of factors, including:

 . actual or anticipated fluctuations in our operating results;

 . changes in expectations as to our future financial performance or changes in financial estimates of securities analysts;

 . announcement of new products or product enhancements by us or our competitors;

 . technological innovations by us or our competitors; and

 . the operating and stock price performance of other comparable companies.

In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance. In particular, the stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations which have often been unrelated to the operating performance of such companies. Such fluctuations may adversely affect the market price of the common stock.

You should read the "Underwriting" section for a more complete discussion of the factors to be considered in determining the initial public offering price.

SHARES AVAILABLE FOR FUTURE SALE

Sales of a substantial number of shares of common stock into the public market after this offering, or the perception that such sales could occur, could materially and adversely affect our stock price or could impair our ability to obtain capital through an offering of equity securities. After this offering,
we will have outstanding     shares of common stock (  shares if the
underwriters exercise their option to purchase additional shares of common
stock in the offering) and will have reserved an additional     shares of
common stock for issuance pursuant to our stock option and stock purchase
plans. Options to purchase     shares of common stock were also outstanding as
of September 30, 1998, of which options to acquire   shares will become
exercisable as of the date of this offering. We intend to register for resale the shares of common stock reserved for issuance under our stock option and stock purchase plans approximately 180 days after the date of this prospectus. In addition, certain stockholders and optionholders have agreed that, for a period of 180 days from the date of this prospectus, they will not sell their
shares. Accordingly, on  , 1999, all of the   shares of our common stock held
by such shareholders will be available for immediate resale (subject to certain volume restrictions imposed by the securities laws) see "Management--Stock Incentive Plans" and "Shares Eligible for Future Sale."

We and certain of our shareholders who will hold in the aggregate     shares of
common stock upon the consummation of this offering have entered into a registration rights agreement which requires us to include shares of common stock held by such shareholders in registered offerings of common stock made by us in the future.

IMMEDIATE AND SUBSTANTIAL DILUTION TO NEW INVESTORS

The initial public offering price is substantially higher than the net tangible book value per share of the outstanding common stock will be immediately after the offering. Any common stock you purchase in the offering will have a post-
offering net tangible book value per share of $      less than the price you
paid for the share, assuming an initial public offering price of $   per share
(the mid-point of the range set forth on the cover page of this prospectus). See "Dilution."

                                USE OF PROCEEDS

Based on an assumed initial public offering price of $     per share (the mid-
point of the range set forth on the cover of this prospectus), the Company will
receive approximately $     million from the sale of shares of common stock to
be sold by the Company in this offering (approximately $     million if the
underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable
by the Company of $     .

The principal purposes of this offering are to finance the expansion of the Company's business and to increase available working capital, to create a public market for the common stock, to facilitate future access by the Company to public equity markets and to increase the visibility of the Company in the marketplace.

The Company currently intends to use a majority of the net proceeds of this offering to (1) hire additional direct sales personnel and increase marketing efforts; (2) develop increased functionality for the kStore, including through the employment of additional research and development personnel; (3) increase content available through the kStore by increasing the Company's content acquisition staff; and (4) enhance the Company's technical infrastructure, including by developing redundant systems. The Company intends to use the balance of the net proceeds of the offering for working capital and general corporate purposes, including making capital expenditures in the ordinary course of its business. The Company may also apply a portion of the net proceeds of the offering to acquire businesses, products and technologies that are complementary to those of the Company. Although the Company has not identified any specific businesses, products or technologies that it may acquire and has not entered into any current agreements or negotiations with respect to any such transactions, the Company from time to time evaluates such opportunities. Pending such uses, the net proceeds will be invested in government securities and other short-term, investment-grade, interest-bearing instruments.

                                DIVIDEND POLICY

The Company has never declared or paid any cash dividends on its capital stock and does not intend to pay any cash dividends on its common stock for the foreseeable future. Future dividends, if any, will be determined by the Board of Directors. Under its loan agreement with Imperial Bank, the Company is prohibited from paying dividends while it has any loans to Imperial Bank or other obligations under the loan agreement outstanding.

                                 CAPITALIZATION

The following table sets forth the capitalization of the Company as of September 30, 1998 on an actual basis and on a pro forma, as adjusted basis after giving effect to (1) the sale by the Company on December 11, 1998 of 4,586,599 shares of its Class C Preferred Stock for an aggregate consideration,
net of expenses, of approximately $15,000,000; (2) the issuance of    shares of
common stock upon the conversion of all outstanding preferred stock and the net exercise of all outstanding stock purchase warrants; and (3) the sale by the
Company of    shares of common stock in this offering at an assumed initial
public offering price of $   per share (the mid-point of the range set forth on
the cover page of this prospectus), after deducting underwriting discounts and
commissions and estimated offering expenses of $   payable by the Company. This
information should be read in conjunction with the Company's consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                --------------------------------
                                                AS OF SEPTEMBER 30, 1998
                                                --------------------------------
                                                                      PRO FORMA
                                                   ACTUAL        AS ADJUSTED(3)
                                                --------------  ----------------
Dollars in thousands, except per share data
Redeemable Convertible Preferred Stock:
  Class A Preferred Stock, $.01 par value per
   share; 1,772,857 shares issued and
   outstanding; 0 shares issued and
   outstanding, as adjusted (1)................ $        4,514             --
  Class B Preferred Stock, $.01 par value per
   share; 6,326,610 shares issued and
   outstanding; 0 shares issued and
   outstanding, as adjusted (2)................          8,059             --
                                                --------------       ---------
    Total......................................         12,573
Stockholders' equity:
  Common Stock, $.01 par value per share;
   24,000,000 shares authorized; 4,372,382
   shares issued and outstanding;      shares
   issued and outstanding, as adjusted.........             44
  Additional paid-in capital...................          1,681
  Treasury stock, at cost......................            (53)
  Accumulated deficit..........................        (10,917)
  Cumulative translation adjustment............            (34)
                                                --------------       ---------
    Total stockholders' (deficit) equity.......         (9,279)
                                                --------------       ---------
    Total capitalization....................... $        3,294
                                                ==============       =========

--------
(1)Includes 161,289 shares of Class A Preferred Stock of RoweCom and 1,611,568 shares of Class A Preferred Stock of RoweCom's subsidiary, Rowe Communications, Ltd. ("RoweCom Canada"). See note 14 to the consolidated financial statements.
(2)Includes 5,140,370 shares of Class B Preferred Stock of RoweCom and 1,186,240 shares of Class B Preferred Stock of RoweCom Canada. See note 14 to the consolidated financial statements.
(3)Reflects (A) the sale by the Company on December 11, 1998 of 4,586,599 shares of its Class C Preferred Stock for an aggregate consideration, net of expenses, of approximately $15,000,000; (B) the exchange of 1,611,568 shares of the Class A Preferred Stock of RoweCom Canada into 3,163,306 shares of Class A-1 Preferred Stock of the Company and of 1,186,240 shares of the Class B Preferred Stock of RoweCom Canada into 1,186,240 shares of Class B Preferred Stock of the Company, effective as of the consummation of this offering; (C) the conversion of an aggregate of 161,289 shares of Class A Preferred Stock, 3,163,306 shares of Class A-1 Preferred Stock, 6,326,610 shares of Class B Preferred Stock and 4,586,599 shares of Class C Preferred Stock of the Company
into     newly-issued shares of common stock effective as of the consummation
of this offering; (D) the net exercise of stock purchase warrants for    shares
of common stock at an exercise price of $   per share (assuming an initial
public offering price of $    per share, the mid-point of the range set forth
on the cover of this prospectus); and (E) the sale by the Company of     shares
of common stock in the offering at an assumed initial public offering price of
$    per share, after deducting underwriting discounts and commissions and
estimated offering expenses of $    payable by the Company. See "Certain
Transactions" and "Principal Stockholders." Excludes (A)    shares of common
stock issuable upon the exercise of options outstanding on the date of this
prospectus, at a weighted average exercise price of $   per share and (B)
additional shares of common stock reserved for issuance under the Company's stock option and stock purchase plans. See "Management--Stock Incentive Plans."

                                    DILUTION

The pro forma net tangible book value of the Company as of September 30, 1998
was $    , or $   per share of common stock after giving effect to the sale by the Company of 4,586,599 shares of its Class C Preferred Stock on December 11, 1998, the conversion of all outstanding shares of preferred stock into common stock, and the net exercise of all outstanding stock purchase warrants. Pro forma net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the total number of shares of common stock outstanding after giving effect to the transactions described in the previous sentence. After
giving effect to the sale of the         shares of common stock offered by the
Company hereby at an assumed initial public offering price of $      per share
(the mid-point of the range set forth on the cover of this prospectus), and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company (resulting in estimated net proceeds of
$        ), the adjusted pro forma net tangible book value of the Company as of
September 30, 1998, would have been $       , or $      per share. This
represents an immediate increase in the pro forma net tangible book value of
$      per share to existing stockholders and an immediate dilution of $
per share to new investors. The following table illustrates the per share dilution:

Assumed initial public offering price per share......................... $
Pro forma net tangible book value per share before this offering........ $
Increase attributable to new investors(1)............................... $
Adjusted pro forma net tangible book value per share after this offering............................................................... $
Dilution per share to new investors..................................... $

--------
(1)Assumes no exercise of the underwriters' over-allotment option and no exercise of stock options outstanding at September 30, 1998. At that date,
there were options outstanding to purchase      shares of common stock at a
weighted average price of $   per share and          shares reserved for future
issuance under the Company's stock option and stock purchase plans. To the extent any of these options are exercised, there will be further dilution to new investors. If all of the outstanding options were exercised in full, the dilution per share to new investors in this offering would be increased by
$      per share to a total of $      per share and the average price per share
paid by the Company's existing shareholders would be $     . See
"Capitalization," "Management--Stock Incentive Plans," "Certain Transactions" and note 14 to the consolidated financial statements.

The following table summarizes on a pro forma basis, as of September 30, 1998, the difference between the number of shares of common stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing stockholders and by the new investors (at an assumed
initial public offering price of $       per share, the mid-point of the range
set forth on the cover of this prospectus, before deduction of estimated underwriting discounts and commissions and offering expenses):

                         -----------------------------------------------------
                         SHARES PURCHASED TOTAL CONSIDERATION(1)
                         ---------------- ---------------------- AVERAGE PRICE
                          NUMBER  PERCENT     AMOUNT     PERCENT     PER SHARE
                         ---------------- ---------------------- -------------
Existing stockhold-
 ers(1).................
New investors (2).......
Total...................

--------
(1) Assumes the sale by the Company of 4,586,599 shares of its Class C Preferred Stock on December 11, 1998, conversion of all outstanding shares of preferred stock into common stock and the net exercise of all outstanding stock purchase warrants, as if each had occurred on September 30, 1998.
(2) See note 1 to the preceding table.

                         SELECTED FINANCIAL INFORMATION

The following historical selected consolidated financial information of the Company is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. The statement of operations data set forth below for each of the fiscal years ended December 31, 1995, 1996 and 1997 and the balance sheet data at December 31, 1996, 1997 are derived from consolidated financial statements of the Company audited by PricewaterhouseCoopers LLP, independent public accountants, which are included elsewhere in this prospectus. The selected consolidated financial data at and for the nine months ended September 30, 1997 and 1998 are derived from the unaudited consolidated financial statements of the Company, which are included elsewhere in this prospectus. The selected balance sheet data at December 31, 1995 are derived from audited financial statements of the Company not included in this prospectus. The selected consolidated financial data for the period from inception (January 1, 1994) through December 31, 1994 and at December 31, 1994 are derived from unaudited consolidated financial statements of the Company not included in this prospectus. The unaudited consolidated financial statements include all adjustments (comprised only of normal recurring entries) which the Company considers necessary for a fair presentation. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of results to be expected for any future period.

                          --------------------------------------------------------------
                                PERIOD FROM                               NINE MONTHS
                                  INCEPTION                                  ENDED
                          (JANUARY 1, 1994) YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                            TO DECEMBER 31, --------------------------  ----------------
                                       1994   1995      1996      1997     1997     1998
                          ----------------- ------- --------  --------  -------  -------
Dollars in thousands,
 except per share data
STATEMENT OF OPERATIONS
 DATA:
Revenues................         --         $  324  $  3,116  $ 12,890  $   941  $ 3,585
Cost of revenues........         --            323     3,083    12,701      919    3,494
                                 ---        ------  --------  --------  -------  -------
    Gross profit........         --              1        33       189       22       91
Operating expenses:
 Sales and marketing....           9           259       585     2,035    1,574    3,343
 Research and
  development...........          19           149       532       584      399      749
 General and
  administrative........           7           171       351       751      668      980
                                 ---        ------  --------  --------  -------  -------
  Total operating
   expenses.............          35           579     1,468     3,370    2,641    5,072
                                 ---        ------  --------  --------  -------  -------
    Loss from
     operations.........         (35)         (578)   (1,435)   (3,181)  (2,619)  (4,981)
Interest and other
 income, net............          (3)            1         1        64       55      104
                                 ---        ------  --------  --------  -------  -------
    Loss before income
     taxes..............         (38)         (577)   (1,434)   (3,117)  (2,564)  (4,877)
Provision for income
 taxes..................         --              8        16       137      102       87
                                 ---        ------  --------  --------  -------  -------
    Net loss............         (38)       $ (585) $ (1,450) $ (3,254) $(2,666) $(4,964)
                                 ===        ======  ========  ========  =======  =======
Basic and diluted pro
 forma net loss per
 share(1)...............         --            --        --   $             --   $
Shares used in pro forma
 net loss per share
 calculation(1).........

                              ------------------------------------------------
                                 AT DECEMBER 31,        AT SEPTEMBER 30, 1998
                              ------------------------  ----------------------
                                                                     PRO FORMA
                              1994 1995   1996    1997  ACTUAL  AS ADJUSTED(2)
                              ---- ----  -----  ------  ------  --------------
Dollars in thousands
CONSOLIDATED BALANCE SHEET
 DATA:
Working capital.............. $ 1  $(49) $(481) $  185  $2,614
Total assets.................  15   204    428   2,108   6,407
Redeemable preferred stock... --    --     --    4,298  12,573
Total stockholders' equity
 (deficit)...................  12    52   (338) (3,768) (9,280)

--------
(1)Pro forma per share amounts are calculated by using the sum of (A) the weighted average number of shares of common stock outstanding during the period
and (B) the     shares of common stock to be issued as of the closing of this offering upon the conversion of all outstanding shares of the Company's preferred stock and the net exercise of all outstanding stock purchase warrants. See "Certain Transactions" and "Principal Stockholders."
(2)Reflects (A) the sale by the Company on December 11, 1998 of 4,586,599 shares of its Class C Preferred Stock for an aggregate consideration, net of
expenses, of approximately $15,000,000, (B) the issuance of     shares of
common stock as of the closing of this offering upon the conversion of all shares of the Company's preferred stock outstanding at that date and the net exercise of all outstanding stock purchase warrants (see "Certain Transactions"
and "Principal Stockholders") and (C) the sale by the Company of     shares of
common stock at an assumed initial public offering price of $    per share (the
mid-point of the range set forth on the cover page of this prospectus) after deducting underwriting discounts and commissions and estimated offering
expenses of $    payable by the Company. Excludes (A)     shares of common
stock issuable upon the exercise of options outstanding on the date of this
prospectus, at a weighted average exercise price of $    per share and (B)
additional shares of common stock reserved for issuance under the Company's stock plans.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

RoweCom provides businesses and their employees with an e-commerce solution for purchasing and managing the acquisition of magazines, newspapers, journals, books and other knowledge resources through a corporate intranet or the Internet. The Company offers its clients access to the largest catalog of magazines, newspapers, journals, books and other knowledge resources on the Internet. RoweCom allows employees to purchase knowledge resources easily and conveniently from their desktop computers and provides businesses with a highly effective means of managing and controlling purchases of knowledge resources and reducing costs. The Company's target clients are in knowledge-intense industries, such as financial and professional services, high technology and healthcare as well as certain academic and non-profit institutions.

The Company began significant commercial operations in March 1996. The Company introduced its flagship product, the kStore, in June 1997. Since its inception, the Company has incurred significant net losses and, as of September 30, 1998, had an accumulated deficit on a consolidated basis of $10.9 million.

Substantially all of the Company's revenues are generated by the sale of magazines, newspapers, journals, books and other knowledge resources published by third parties. The sales price of each knowledge resource reflects the cost to the company of the knowledge resource plus a transaction fee retained by the Company. The Company receives a flat fee or, in some cases, a percentage of the selling price for each item purchased through the kStore. While RoweCom receives orders and payments directly from its clients, and processes such orders and payments on behalf of such clients, it does not maintain an inventory of any of the knowledge resources it sells. Accordingly, the Company does not incur inventory costs and is not subject to inventory risk. Approximately 29% of the Company's revenues for the nine months ended September 30, 1998 were generated from the renewal of subscriptions. The Company believes that it will continue to receive a substantial portion of its revenue in the future from renewals.

To date, substantially all of the Company's revenues have been generated in the fourth quarter of each year, primarily because most subscriptions are purchased or renewed in that quarter, with subscriptions generally beginning on January 1st. The Company's services initially focused on corporate libraries and centralized purchasing groups which have tended to concentrate their purchases at the end of each year. Beginning with the launch of the kStore in June 1997, the Company has focused on desktop purchases by individual employees. The Company believes that as purchases by individual employees increase as a percentage of total revenues, the seasonality described above will decrease because desktop purchases are generally made as required, and thus are more evenly distributed throughout the year. The Company has also recently added over four million books to its catalog as a result of its strategic alliance with barnesandnoble.com. As book sales become a larger portion of total revenues, the Company believes that its revenues will become less seasonal because books are typically purchased throughout the year, in contrast to subscriptions, which generally come up for renewal in the fourth quarter of each year.

Substantially all of the Company's expenses consist of the cost of the knowledge resources sold to its clients, which are variable, and sales and marketing, research and development and general and administrative expenses, which are relatively fixed. The Company's fixed expense levels have increased over time as its operations have expanded and are expected to continue to increase over the near and medium term, particularly in sales and marketing as the Company increases its direct sales force and support staff, and in research and development because the Company plans to develop new technology to enhance its service. Sales and operating results generally depend on the volume and timing of orders received, which are difficult to forecast. As a result, the Company may be unable to adjust fixed expense spending in a timely manner to compensate for any unexpected fluctuation or shortfall in revenue or gross profit. Any significant shortfall in gross profit in relation to the Company's fixed expenses would have an immediate adverse effect on the Company's results of operations.

RoweCom recently entered into strategic alliances with barnesandnoble.com llc and NewSub Services, Inc., each of which added substantial new content to the Company's catalog as well as new distribution channels for the Company's services. barnesandnoble.com will pay RoweCom a fixed percentage of the purchase price of every book sold either through RoweCom's kStore or barnesandnoble.com's Business Solutions service, other than sales to existing clients of the Business Solutions service as of the date of the agreement. RoweCom will pay barnesandnoble.com a fixed amount or percentage of the purchase price of every subscription sold by RoweCom's the kStore or barnesandnoble.com's Business Solutions service, other than sales to existing RoweCom customers as of the date of the agreement. Under the terms of the agreement with NewSub Services, each party will earn revenue on titles sold through the other party's online distribution channel by receiving a percentage of the gross sales price or a transaction fee for each of its respective titles sold by the other party. The Company has entered into other strategic relationships and intends to continue to enter into strategic relationships that will further increase content and add new distribution channels. The Company expects that the terms of most strategic alliances will include some element of revenue sharing between the parties. See "Business--Strategic Alliances."

RESULTS OF OPERATIONS

Nine Months Ended September 30, 1998 (the "1998 Interim Period") Compared to the Nine Months Ended September 30, 1997 (the "1997 Interim Period")

Revenues. Revenues consist almost entirely of the sales of knowledge resources. Revenues increased to $3.6 million in the 1998 Interim Period, as compared to $941,000 in the 1997 Interim Period, an increase of $2.7 million, or 283%. This increase resulted primarily from the significant growth in the Company's client base and increased sales per client. During the 1998 Interim Period, 134 clients placed orders, an increase of 148% over the 54 clients that placed orders during the 1997 Interim Period. Revenues earned on sales to existing clients (clients who placed orders during each of the 1998 and 1997 Interim Periods) increased by $659,000, or 70%, to $1.6 million in the 1998 Interim Period from $941,000 in the 1997 Interim Period.

Cost of Revenues. Cost of revenues consists almost entirely of the cost of acquiring the knowledge resources sold to clients. Cost of revenues for the 1998 Interim Period was $3.5 million compared to $919,000 during the 1997 Interim Period, an increase of $2.6 million or 281%. This increase was due to the increase in sales described above. Cost of revenues as a percentage of revenues decreased to 97.5% in the 1998 Interim Period as compared to 97.7% during the 1997 Interim Period. This improvement was principally the result of an increase in the proportion of titles sold for which RoweCom retains a higher percentage of the purchase price.

Sales and Marketing. Sales and marketing expenses consist primarily of salaries and commissions paid to the Company's direct sales force, service account managers and client service representatives, travel expenses, advertising expenses, and expenses relating to marketing materials and fulfillment activities. Sales and marketing expenses increased to $3.3 million during the 1998 Interim Period from $1.6 million during the 1997 Interim Period, an increase of $1.7 million, or 106%. This growth principally reflected an increase in salary and related expenses resulting from an increase in commissions paid to the Company's direct sales force as a consequence of higher sales, and an increase in the average headcount of the Company's service account managers and client service representatives during the 1998 Interim Period as compared to the 1997 Interim Period.

Research and Development. Research and development expenses consist principally of compensation and related personnel expenses, including consulting fees, and other expenses relating to the development and maintenance of the Company's service and production systems. Research and development expenses increased to $749,000 in the 1998 Interim Period from $399,000 in the 1997 Interim Period, an increase of $350,000 or 88%, primarily as a result of increased staffing and associated costs incurred in efforts to integrate new content into the Company's catalog, and to enhance the user interface and functionality of the kStore. This increase was also due in part to increased investments in transaction processing systems and telecommunications infrastructure.

General and Administrative Expenses. General and administrative expenses consist primarily of salaries and related costs for the Company's executive, administrative, finance and human resources departments as well as professional service fees. General and Administrative expenses increased to $980,000 in the 1998 Interim Period from $668,000 in the 1997 Interim Period, an increase of $312,000 or 47%, primarily due to increases in the average headcount in these departments, offset in part by decreased professional service fees.

Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

Revenues. Revenues increased to $12.9 million in 1997, as compared to $3.1 million in 1996, an increase of $9.8 million, or 316%. This increase resulted primarily from the significant growth in the Company's client base and increased sales per client. During 1997, 141 of the Company's clients placed orders, an increase of 207% over the 46 clients that placed orders during 1996. Revenues earned on sales to existing clients also increased by $1.7 million, or 55%, to $4.8 million in 1997 from $3.1 million in 1996.

Cost of Revenues. Cost of revenues in 1997 was $12.7 million as compared to $3.1 million during 1996, an increase of $9.6 million or 310%. This increase was due to the significant increase in sales discussed above. Cost of revenues as a percentage of revenues was 98.5% in 1997 as compared to 98.9% in 1996. This improvement was principally the result of an increase in the proportion of titles sold for which RoweCom retains a higher percentage of the purchase price.

Sales and Marketing. Sales and marketing expenses increased to $2.0 million during 1997 from $585,000 during 1996, an increase of $1.4 million, or 242%. This growth principally reflected an increase in salary and related expenses and, to a lesser extent, increased advertising expenses. The increase in salary and related expenses resulted from an increase in commissions paid to the Company's direct sales force as a consequence of higher sales and an increase in the average headcount of the Company's direct sales force, service account managers and client service representatives in 1997 as compared to 1996.

Research and Development. Research and development expenses increased to $584,000 in 1997 from $532,000 in 1996, an increase of $52,000 or 10%, primarily as a result of increased staffing and associated costs relating to efforts to develop and launch the kStore.

General and Administrative Expenses. General and administrative expenses increased to $751,000 in 1997 from $351,000 in 1996, an increase of $400,000 or 114%, primarily due to increases in average headcount in the executive, administrative, finance and human resources areas.

Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

During the year ended December 31, 1995, the Company generated only $324,000 in revenues and incurred costs of revenues of $323,000. Sales and marketing and research and development expenses were also limited. Accordingly, the Company does not believe that a comparison of its results of operations for 1996 and 1995 would be meaningful.

Selected Quarterly Results of Operations

The following table presents unaudited quarterly consolidated statement of operations data for each of the four quarters during the year ended December 31, 1997 as well as the three quarters ended September 30, 1998. In the opinion of management, this information has been prepared substantially on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results. The quarterly data should be read in conjunction with the audited consolidated financial statements of the Company and the notes thereto appearing elsewhere in this prospectus.

                         ---------------------------------------------------------------
                                             THREE MONTHS ENDED
                         ---------------------------------------------------------------
                                       1997                            1998
                         ----------------------------------  ---------------------------
                         MARCH 31 JUNE 30 SEPT. 30  DEC. 31  MARCH 31  JUNE 30  SEPT. 30
                         -------- ------- --------  -------  --------  -------  --------
Dollars in thousands
Revenues................  $ 621    $  80  $   240   $11,949  $ 1,307   $   865  $ 1,413
Cost of revenues........    607       79      233    11,782    1,284       819    1,391
                          -----    -----  -------   -------  -------   -------  -------
   Gross profit.........     14        1        7       167       23        46       22
Operating expenses:
 Sales and marketing....    221      647      706       461      607     1,311    1,425
 Research and
  development...........     80       44      275       185      209       261      279
 General and
  administrative........    229      198      241        83      288       310      382
                          -----    -----  -------   -------  -------   -------  -------
  Total operating
   expenses                 530      889    1,222       729    1,104     1,882    2,086
                          -----    -----  -------   -------  -------   -------  -------
   Loss from
    operations..........   (516)    (888)  (1,215)     (562)  (1,081)   (1,836)  (2,064)
Interest and other
 income, net............      5       17       33         9       28        18       58
                          -----    -----  -------   -------  -------   -------  -------
   Loss before income
    taxes...............   (511)    (871)  (1,182)     (553)  (1,053)   (1,818)  (2,006)
Provision for income
 taxes..................     34       34       34        35       28        28       31
                          -----    -----  -------   -------  -------   -------  -------
   Net loss.............  $(545)   $(905) $(1,216)    $(588) $(1,081)  $(1,846) $(2,037)
                          =====    =====  =======   =======  =======   =======  =======

To date, substantially all of the Company's revenues have been generated in the fourth quarter of each year, primarily because most subscriptions are purchased or renewed in that quarter, with subscriptions generally beginning on January 1st. The Company's services initially focused on corporate libraries and centralized purchasing groups which have tended to concentrate their purchases at the end of each year. Beginning with the launch of the kStore in June 1997, the Company has focused on desktop purchases by individual employees. The Company believes that as purchases by individual employees increase as a percentage of total revenues, the seasonality described above will decrease because desktop purchases are generally made as required, and thus are more evenly distributed throughout the year. The Company has also recently added over four million books to its catalog as a result of its strategic alliance with barnesandnoble.com. As book sales become a larger portion of total revenues, the Company believes that its revenues will become less seasonal because books are typically purchased throughout the year, in contrast to subscriptions that generally come up for renewal in the fourth quarter of each year.

LIQUIDITY AND CAPITAL RESOURCES

Net cash used in operating activities was $4.6 million in the 1998 Interim Period as compared to $2.0 million in the 1997 Interim Period, and $2.9 million for 1997 as compared to $1.2 million for 1996. Cash used in operating activities for the first nine months of 1998 resulted primarily from a net loss of $5.0 million, partially offset by an increase in accounts payable of $368,000. Cash used in operating activities in 1997 was primarily attributable to a net loss of $3.3 million and an increase in accounts receivable and other current assets of $387,000, partially offset by an increase in accrued expenses of $479,000.

Net cash used in investing activities in the 1998 Interim Period was $485,000, substantially all of which was used to purchase fixed assets, as compared to $182,000 in the 1997 Interim Period. Net cash used in investing activities was $229,000 for 1997, as compared to $91,000 for 1996. Net cash used in investing activities for 1997 primarily related to cash used to purchase fixed assets of $203,000.

Since its inception, the Company has financed its operations primarily through sales of its equity securities in private placements. Net cash provided by financing activities in the 1998 Interim Period was $8.0 million, primarily resulting from the sale of shares of the Company's Class B Convertible Preferred Stock and RoweCom Canada's Class B Preferred Stock. Net cash provided by financing activities in the 1997 Interim Period and in 1997 was $3.8 million, primarily as the result of the sale of shares of RoweCom Canada's Class A Preferred Stock. Net cash provided by financing activities was $1.3 million in 1996, primarily as the result of capital contributions by the founder of the Company. On December 11, 1998, the Company sold an aggregate of 4,586,599 shares of its Class C Preferred Stock to Axiom Venture Partners II Limited Partnership, Zero Stage Capital VI, L.P., Moore Global Investments, Ltd. and certain other investors, resulting in aggregate net proceeds, after deducting expenses of such issuance, of approximately $15,000,000. All outstanding preferred stock of RoweCom Canada will be exchanged for preferred stock of RoweCom immediately prior to the completion of this offering, and all of the outstanding preferred stock of the Company (including the shares issued in exchange for the preferred stock of RoweCom Canada) will convert to common stock upon completion of this offering. See "Certain Transactions."

The Company currently believes that the cash proceeds from the sale of the preferred stock referred to above, together with cash balances, will be sufficient to meet anticipated cash requirements through the fourth quarter of 1999. The Company also believes that the net cash proceeds from this offering, together with cash balances and the cash proceeds of the sale of Class C Preferred Stock, will be sufficient to meet currently planned working capital and capital expenditure requirements through at least 2000. However, there can be no assurance that additional capital beyond the amounts currently forecasted by the Company will not be required nor that any such required additional capital will be available on reasonable terms, if at all, at such time as required by the Company.

IMPACT OF YEAR 2000 ISSUE

As many computer systems and other equipment with imbedded control chips or microprocessors use only two digits to represent the year, they may be unable to process accurately certain data before, during or after the year 2000. The Year 2000 issue relates to the way that these business systems could fail or make miscalculations due to interpreting a date including "00" to mean 1900, not 2000. To the extent that a business system does not fail or make miscalculations as a result of the Year 2000 date change, such a system is described as being "Year 2000 Compliant." While the Company believes that it has been taking adequate steps to make sure that its business systems are Year 2000 Compliant, and does not believe that it will incur material costs to prepare for the Year 2000 date change, achieving complete Year 2000 Compliance is subject to various risks and uncertainties, and there can be no assurance that the Year 2000 date change will not lead to failures of such systems that may have a material adverse effect on the Company's future results of operations and financial condition.

The Company has been aware of the possible impact of Year 2000 issues on its operations since inception and has focused on making its business systems Year 2000 Compliant since that time. Most of this effort has been focused upon business systems owned or operated by the Company or third parties, the failure of which would directly and adversely affect the Company's ability to provide its services or would otherwise affect revenues or reliability for such a period of time as to lead to unrecoverable consequences (collectively, "Critical Systems"). The Company has adopted a Year 2000 compliance program for these Critical Systems that is designed to (1) assess the readiness of the Critical Systems to deal with the Year 2000 date change; (2) remediate any potential failures through the modification or replacement of Critical Systems that may not be Year 2000 Complaint; (3) test the existing and improved Critical Systems for Year 2000 Compliance prior to the actual Year 2000 date change; and (4) develop contingency plans to deal with possible failures by the Critical Systems to be Year 2000 Compliant.

The Company has focused its Year 2000 Compliance efforts on the following types of Critical Systems:

IN-HOUSE INFORMATION TECHNOLOGY
The Company has developed a new application that it will use for all client operations, including order processing and report generation. The Company is currently testing and has begun implementation of this application and is expecting the application to be fully implemented no later than the third quarter of 1999. This application, which was designed and developed entirely by the Company's in-house development staff, was designed to be Year 2000 Compliant. Accordingly, the Company believes that it will not incur any material costs as a result of any failures by its in-house information technology to be Year 2000 Compliant. The Company does not believe that any of its other in-house information technology systems are Critical Systems.

THIRD PARTY INFORMATION TECHNOLOGY
The Company believes the only information technology licensed from third parties that constitutes a Critical System is the Navision accounting software used by the Company's finance and human resources departments and deployed on a client-server system. The Company deployed a new release of this software in the first quarter of 1998. In its contract with the Company, Navision represents that its system is Year 2000 Compliant. The Company has no reason to believe that this application is not Year 2000 Compliant.

THIRD PARTY OPERATIONS
The Critical Systems maintained by third parties include the Electronic Data Interchange (EDI) transaction system which carries out the Company's transactions with publishers, the CyberCash credit card transaction processing system that the Company uses to clear credit card purchases, the Automated Clearing House (ACH) transaction system pursuant to which the Company clears automatic debit purchases, and the catalog and purchasing operations maintained by barnesandnoble.com. The Company is in the process of assessing the likelihood that any of these systems will not be Year 2000 Compliant. Toward that end, the Company is (1) inquiring about the readiness of such companies' systems for the Year 2000 date change; (2) testing, where possible, such systems for Year 2000 Compliance; and (3) developing contingency plans for those third party systems that the Company has reason to believe may not be Year 2000 Compliant. While the EDI transaction processing, which sends order information to publishers' software, is Year 2000 Compliant, the publishers' EDI access software may not receive this data upon the Year 2000 date change or may send data to RoweCom in a format that is not Year 2000 Compliant. The EDI transaction system relies on the production systems of a large number of publishers, many of which may not have systems that are Year 2000 Compliant. Because this transaction system is based upon an industry standard, there are no means currently available by which the Company can remediate possible failures to be Year 2000 Compliant. The Company believes that the credit card transaction processing system it currently uses is Year 2000 Compliant, based upon tests that it has conducted using credit card expiration dates with years subsequent to 1999. The Company also believes, based upon representations from Banc One, that the ACH transaction processing system will be Year 2000 compliant, although it has not conducted independent testing of its readiness. In addition, Banc One, as a member of the Federal Reserve System will be subjected to the stringent Year 2000 readiness requirements mandated by that system. Accordingly, the Company does not have reason to believe that its ACH transaction processing system will not be Year 2000 Compliant.

The Company's clients are currently able to purchase the books included in the Company's catalog of titles solely through its business partner, barnesandnoble.com. Users currently may access the barnesandnoble.com and RoweCom catalogs by means of links found in the Business Solutions and the kStore Web sites. RoweCom and barnesandnoble.com expect that the Business Solutions and the kStore Web sites will each contain an integrated catalog of titles by the end of the first quarter of 1999. In the event that this integrated service is not operational prior to the Year 2000 date change, a failure by barnesandnoble.com to make all of its systems Year 2000 Compliant could result in serious difficulties in processing book orders for the Company's clients. The Company intends to acquire certifications from barnesandnoble.com with respect to its Year 2000 Compliance.

The Company believes that it has already incurred the majority of the expenses that it expects to incur to deal with Year 2000 issues. In 1998, the Company spent approximately $25,000 on licensing the Navision accounting package. The Company does not believe that it will be required to spend significantly more on third party information technology. In addition, during 1998 the Company incurred expenses of approximately $400,000 in the development of its internal client operations application. The Company anticipates that completing the development and testing process for the in-house production system will cost an additional $400,000. Additional costs also may be incurred by the Company in ensuring that all of its other Critical Systems are Year 2000 Compliant, particularly with regard to Critical Systems operated and maintained by third parties. The Company is currently unable to estimate such costs with any reliability. The Company has funded costs incurred to date from working capital and prior financings and will fund any additional costs incurred from working capital and the net proceeds it receives from the sale of the Class C Preferred Stock of the Company and this offering.

The Company has not yet developed formal contingency plans for the majority of the Critical Systems. The Company believes that in the event of a failure of the Navision accounting system, alternative systems that are Year 2000 Compliant will be readily available at minimal cost. Because there is no real current alternative for the ACH System, the Company is unlikely to be able to develop a contingency plan to deal with a possible failure of such system to be Year 2000 Compliant. In the event of a failure of the ACH System to be so compliant, the Company would be required to rely on other payment methods, including credit cards. In the event of a failure of any one of the Company's other Critical Systems, the Company would be forced to complete most transactions on a manual basis. The Company may also develop additional contingency plans as the Year 2000 date change approaches in order to deal with yet unknown Year 2000 issues.

Although the Company currently believes that the Critical Systems that the Company operates will be Year 2000 Compliant, there can be no assurance that all of such systems and the other Critical Systems maintained by third parties on behalf of the Company will be Year 2000 Compliant by the end of 1999. A reasonably possible worst case scenario might include one or more of the Critical Systems maintained by one of the

Company's business partners being non-compliant. Any such failure could result in a material disruption of the Company's operations. Specifically, the Company could experience interruptions in its ability to process orders with certain publishers, collect and process receipts from credit cards or direct disbursement accounts, accurately maintain accounting records and perform adequate customer service. A failure by any of the Company's Critical Systems, or any other systems deployed by the Company prior to the Year 2000 date change, to be Year 2000 Compliant could have a material adverse effect upon the Company's future results of operations and financial condition.

The Company is not able to assess the Year 2000 Compliance of its clients. In the event that a significant number of the Company's clients face difficulties as a result of the Year 2000 date change, such clients may be unable to process purchases through the kStore, or may face budgetary constraints that limit knowledge resource purchasing. Any diminished purchasing by the Company's clients as a result of Year 2000 difficulties could have a material adverse effect on the Company's future results of operations and financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1997, FASB issued Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 131 is not expected to have an impact on the Company's results of operations, financial position or cash flows.

In March 1998, The American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company does not expect the adoption of this standard to have a material effect on the Company's capitalization policy.

                                    BUSINESS

RoweCom is the leading business-to-business provider of e-commerce solutions for purchasing and managing the acquisition of magazines, newspapers, journals, books and other knowledge resources. RoweCom offers its clients access to the largest catalog of such knowledge resources on the Internet and allows its clients' employees to purchase knowledge resources easily and conveniently from their desktop computers. RoweCom also provides businesses with a highly effective means of managing and controlling purchases of knowledge resources and reducing costs. RoweCom targets clients in knowledge-intense industries, such as financial and professional services, high technology and healthcare, as well as certain academic and non-profit institutions.

RoweCom's kStore(TM) facilitates decentralized purchasing of knowledge resources by businesses and their employees while at the same time giving management the tools required to effectively control knowledge resource purchases. The kStore provides businesses with a single comprehensive source for the purchase of knowledge resources, offering more than 43,000 magazines, journals and newspapers from over 13,000 publishers, and over four million books through RoweCom's alliance with barnesandnoble.com. The kStore's automated service is easily accessible from an employee's desktop computer via the corporate intranet or the Internet and permits the employee to find, order, and pay for knowledge resources quickly and conveniently. At the same time, the kStore provides managers with detailed reports of knowledge resource purchases by their employees and permits them to institute customized approval procedures. The kStore also helps management reduce the costs of knowledge resource acquisition by eliminating many of the inefficiencies of traditional knowledge resource acquisition methods and by offering discounted prices on most titles.

INDUSTRY OVERVIEW

The effective use of knowledge resources has become an increasingly important competitive advantage for businesses and other institutions. Timely and relevant information, easily accessible to all members of an enterprise, has become critical to job productivity. The quantity and the degree of specialization of knowledge resources available to businesses and their employees, and the cost of such resources have increased dramatically. According to Veronis Suhler and Associates, Inc., US businesses spent approximately $38 billion in 1997 on knowledge resources, such as market studies, business magazines and professional publications, and other types of business information, such as financial news services, credit reports and other general business information. Veronis Suhler has forecasted that this spending will grow to $51 billion by 2001. Based on US government census data and projections, the Company believes that over the same period the number of US professional workers that depend on knowledge resources will increase from 37 million to 41 million. As a result, businesses and other institutions need efficient and cost effective methods for managing the growing number of purchases of knowledge resources by employees.

The growth in demand for knowledge resources is occurring at a time when the Internet and corporate intranets are becoming increasingly significant for communications and e-commerce. International Data Corporation estimates that business-to-business Internet commerce, including spending on knowledge resources, will grow from an estimated $7.4 billion in 1997 to $179.4 billion in 2001. The Company believes that spending on knowledge resources via the Internet and corporate intranets has also accelerated in recent years and will increase in the future.

Most companies currently do not have an efficient and easy-to-use means of executing and managing purchases of knowledge resources. The process of purchasing knowledge resources historically has involved significant manual effort and has focused on the professional librarian or central purchasing group, rather than the individual worker whose job performance depends on such resources. This manually intensive, paper-based process requires finding the appropriate publishers, submitting written or telephone orders, processing multiple renewal notices, and completing expense reports for reimbursement. Increasingly, individual employees are purchasing knowledge resources directly from publishers and other vendors rather than ordering through a corporate library or central purchasing group. As a result, employees are making numerous individual purchases from a large number of publishers and services using a variety of payment methods. The Company believes that for most businesses the aggregate cost of purchases of knowledge resources made by individuals is significantly larger than the knowledge resource budget of the corporate library or central purchasing group. Decentralized purchases make it difficult for businesses to manage employee purchases, control spending and prevent duplicative or unauthorized orders.

As knowledge resources have become more numerous and specialized, the marketing of such knowledge resources to appropriate users and cost effective management and distribution has become difficult for publishers and other content providers. Conventional retail outlets do not reach the full range of individuals purchasing knowledge resources and cannot physically stock the entire range of knowledge resources available. In addition, the cost to the publisher of maintaining inventories at multiple outlets is too high to allow the distribution through such outlets of specialized knowledge resources that will only sell in limited numbers at any one outlet.

THE ROWECOM SOLUTION

RoweCom's business-to-business e-commerce solution provides clients and their employees with an easy and convenient way to purchase and manage the acquisition of knowledge resources through corporate intranets or the Internet. From the desktop computer, a client's employee can access a customized Web site offering more than 43,000 magazines, newspapers and journals from over 13,000 publishers, and over four million books. RoweCom provides businesses with a highly effective means of managing and controlling purchases of knowledge resources and reducing costs. RoweCom also provides publishers and other content providers with a unique distribution channel which enables RoweCom to offer its clients additional content at lower prices. Key benefits of the RoweCom solution include:

Convenience
RoweCom's kStore provides a single comprehensive source for the purchase of knowledge resources. The Company offers its clients access to the largest combined database of magazines, newspapers, journals, books and other knowledge resources on the Internet. RoweCom's highly automated service provides an easy and quick way to find, order, and pay for knowledge resources by providing multiple electronic search functions and payment methods. These features facilitate ordering and eliminate paper purchase orders, invoices, check requests and manual approvals. The kStore can be made available through the client's intranet site or the Internet, and may be accessed from an employee's desktop computer, the corporate library or central purchasing group using a point and click interface. The kStore also includes automated features, such as subscription renewal notifications, and 24-hour, 7 days a week client support via telephone and the Internet.

Control
RoweCom allows businesses to proactively manage their purchases of knowledge resources through the implementation of customized purchase approval procedures and the use of enterprise-wide purchasing reports. RoweCom also helps businesses and their employees "buy smarter" by (1) indicating to employees which items have already been purchased by other employees; (2) creating greater awareness of available titles among employees; and (3) allowing managers to analyze and guide employees' purchasing activities. RoweCom helps clients reduce duplicate orders, increase shared use of knowledge resources and enhance the likelihood that employees will purchase knowledge resources that will maximize their productivity and performance.

Cost Savings
RoweCom offers substantial direct and indirect cost savings to its clients. The kStore provides the lowest price available on the Internet for popular magazines and an additional 5% discount on the already discounted price of books available directly from barnesandnoble.com. Clients also achieve indirect cost savings through the kStore's automated service, which reduces the manual processing of orders, approvals, payment, claims and renewals. In addition, RoweCom enables enterprises to reduce duplicate orders and facilitates resource sharing among employees.

Benefits to Publishers and other Content Providers
RoweCom provides publishers and other content providers with a number of benefits. First, it provides them with an efficient and low cost direct distribution channel to targeted buyers, corporate libraries and centralized purchasing groups. Because knowledge resources are only shipped when purchased, vendors are able to reduce the levels of inventory required and therefore reduce the costs associated with stocking and returns. Second, the Company believes its online distribution channel may increase sales of many second and third tier magazines, newspapers, journals, books and other knowledge resources that are not typically stocked in physical locations and are generally hard to find. Finally, RoweCom provides publishers and other content providers with a unique distribution channel which enables RoweCom to offer its clients additional content at lower prices.

STRATEGY

RoweCom's objective is to maintain and strengthen its position as the leading business-to-business provider of e-commerce solutions for purchasing and managing the acquisition of magazines, newspapers, journals, books and other knowledge resources. Key elements of the Company's strategy include:

Penetrate the Business-to-Business Market
RoweCom seeks to increase the number of clients and individuals accessing the kStore from the desktop computer. RoweCom targets companies in knowledge-intense industries, such as financial and professional services, high technology and healthcare, as well as certain academic and public institutions. RoweCom is increasing its sales force to develop new client relationships and to expand the use of the kStore at its existing clients by increasing the awareness among, and availability to, the client's employees. The Company believes that being the first knowledge resource purchasing solution on a client's intranet promotes brand loyalty and provides it with a significant competitive advantage. Once the kStore is adopted by the client, RoweCom is also well positioned to add new services and knowledge resource offerings at minimal additional cost. The Company also intends to increase its telesales efforts to focus on small and mid-size businesses, educational institutions and government agencies.

Increase Content and Functionality
The Company will continue to increase the content available to its clients and enhance the capabilities of the kStore. This will reinforce its position as the leading single source provider of knowledge resources to businesses on the Internet and will increase the overall potential revenue per client. RoweCom has significantly increased its catalog of knowledge resources through strategic alliances with publishers and resellers, and has historically added between 300-500 serial titles each month in response to requests from its clients. In addition to expanding content, the Company has introduced new features to the kStore, such as group-ordering which allows a designated individual to order on behalf of a group of purchasers. The Company intends to further enhance the kStore's functionality by adding new capabilities, such as collaborative filtering, which provides users with information about purchases by other individuals with similar buying profiles, and personalized recommendations of knowledge resources based on individual profiles and purchasing patterns. The Company believes that these new features may increase the volume and dollar size of transactions per client.

Develop Strategic Alliances
The Company intends to continue to enter into strategic alliances to increase its channels of distribution and available content. The Company recently entered into strategic alliances with barnesandnoble.com and NewSub Services, which added new distribution channels, substantial additional content and improved pricing. The Company intends to enter into strategic distribution alliances to obtain access to new clients and markets quickly and in a cost-effective manner. Relationships with other vendors can provide access to additional content offerings, such as electronic journals, aggregated full text archival content, and databases that provide the most current information on any topic.

Enhance Brand Recognition
RoweCom intends to continue promoting the kStore as the leading business-to-business e-commerce solution for purchasing and managing the acquisition of knowledge resources. The Company intends to build brand recognition among businesses through Web-based advertising, traditional advertising and attendance and presentations at major trade shows. The Company believes that promoting its reputation as the leading online provider of knowledge resources to the business-to-business market will build loyalty among its client base, increase usage of the kStore by clients' employees, attract new clients and promote the value of the Company's brand name. In addition, the Company believes that a strong brand name will help it establish additional marketing and distribution alliances.

Expand Internationally
RoweCom intends to expand its presence in markets outside the United States. By adding foreign language content and localizing and translating the kStore user interface, the Company intends to enhance its ability to fully service US-based clients that have employees in other countries as well as non-US clients. The Company expects to carry out its international expansion by means of strategic alliances and, possibly, the acquisition of local content providers.

PRODUCTS AND SERVICES

The kStore
RoweCom's kStore provides each client with its own customized "company store" which enables businesses and their employees to order, pay for and manage the purchase of magazines, journals, newspapers, books and other knowledge resources. The kStore can be customized for each client, quickly and easily. The Company charges a nominal fee, averaging approximately $5,000, for the initial installation of the kStore on a client's intranet or for the set-up of a customized Internet kStore site. The design of the kStore is open, scalable and modular, which permits easy installation of additional features.

The following diagram illustrates the key steps involved in making a purchase and implementing management policies using the kStore.


           [Diagram representing purchase of knowledge resources and implementation of management policies using the kStore]

                                                                  Employee
                       (Revise purchasing                   accesses the kStore
                      policies and process,                           |
                          if necessary)                               |
                    /|\                                               |
                     |                                                |
    (Analyze purchasing                  [Receive renewal            \|/
        activity)                            alerts]           [Search RoweCom
         /|\                                        |             catalog]
          |                                         |              |
         (pay for    /                  /          \|/            \|/
          purchases) -------- (approve  --------   [Select/Order]
                     \        purchase) \

                                          --------------------------------------
                                            (Actions by           [Actions by
                                            management)            employees]
                                          --------------------------------------

 . Access. Employees access the kStore easily through the corporate intranet or the Internet. The secure customized site allows access only to qualified corporate employees. The service may be customized for each client so that the user interface and design is consistent with the corporate intranet and reflects the client's pre-established purchase and payment policies. In addition, the service may be customized to restrict the content available to employees.

 . Search. The kStore offers a selection of search tools enabling employees to quickly find knowledge resources by means of a variety of standard easy-to-use methods, including searching by title, publisher, and standard cataloging reference number. The kStore also provides additional information about a title, including links to publisher Web sites and the Library of Congress.

 . Select/Order. To select items, employees simply click on an icon to add a book or subscription to their online shopping cart or remove products from their shopping carts as they continue searching. The kStore provides employees with price information and the identity of other employees in the enterprise who have previously ordered the same item. Prior to executing orders, employees may review the content of their cart, the number of titles ordered, and the total purchase price including shipping and handling.

 . Approve. Once an order has been placed, it may be subject to one or more approval levels that are based upon policies previously established by the client for both order and payment. These approvals may be either passive, where the kStore automatically compares the items ordered to a series of approval rules pre-established by the client, or active, requiring the affirmative approval of a supervising manager. The approval process occurs without the participation of the employee.

 . Pay. RoweCom offers its clients several secure payment options including direct debit, procurement card or credit card. Once the order and payment is approved and processed, the employee receives an e-mail confirming that the order and payment have been received and providing an estimated date that the knowledge resource will be delivered.

 . Analyze Purchasing Patterns/Revise Policies. Using the kStore, managers can obtain a variety of reports, including reports on purchases by location, publication, and business area. These reports allow businesses to proactively monitor purchasing of knowledge resources throughout the enterprise, to implement and revise specific enterprise-wide purchasing policies, and to optimize the use of knowledge resources within the enterprise. These reports may be accessed online or ordered from RoweCom on a periodic basis.

 . Renew. Prior to the expiration date of a subscription, the kStore automatically sends an e-mail notice to the purchasing employee to prompt the employee to renew a subscription. This e-mail notice permits the employee to renew simply by clicking on a single "renew" button on the e-mail notice. As with initial purchases, clients may set up customized approval policies for subscription renewals.

Content
The Company offers its clients access to the largest single source of magazines, newspapers, journals, books and other knowledge resources on the Internet, with access to more than 43,000 magazines, journals, and newspapers from over 13,000 publishers, over four million books from its alliance with barnesandnoble.com, and approximately 2,200 newsletters and trade publications from its alliance with Publications Resource Group. Of the 43,000 magazines, journals and newspapers currently available from the kStore, approximately 800 are large circulation and general interest magazines and the balance consists of business and trade magazines and scientific and medical journals. Annual subscription rates range from under $50 for popular magazines to more than $10,000 for certain scientific and medical journals. The Company will continue to increase the content available to its clients to reinforce its position as the leading single source provider of knowledge resources to businesses, and to increase the overall potential revenue per client. Additional offerings are expected to include electronic journals, aggregate full text archival content and databases that provide the most current information on any topic. RoweCom increases its catalog of knowledge resources through strategic relationships with publishers and resellers as well as in response to requests from its clients.

Management Tools
The kStore provides businesses with tools to better manage purchases of knowledge resources by their employees. The kStore permits managers to create single or multiple levels of approvals that govern purchases by employees. The approvals that are included in a customized kStore may be either passive or active. In a passive approval process, the order is compared to a series of previously defined purchasing protocols. If the order meets the criteria set forth in the protocol, the purchase is automatically approved. If the order fails the protocol, it is either rejected or referred to a second approval process, which may be active or passive. In an active approval process, the affirmative approval by a supervising manager of an order is required to consummate the purchase transaction. The active approval process can be structured in a number of ways, including sending individual approval e-mails to a manager requesting authorization for each order, and compiling collections of requested approvals that may be reviewed on a periodic basis and then approved either individually or collectively.

Payment and Fulfillment
RoweCom has developed proprietary software that fully automates the ordering and payment process. The system is able to accept multiple payment options including credit cards and authorized debits to disbursement or procurement accounts. Once orders are placed and approved, payment instructions are sent to Banc One securely over the Internet. The Company has an ongoing relationship with Bank One Corporation, the fifth largest bank holding company in the US and the parent of Banc One, under which all orders are processed by the Banc One system using RoweCom's proprietary software. RoweCom pays Banc One a nominal fee for each item ordered through the kStore.

Although the Company does not fulfill or deliver any client's order for a knowledge resource, it provides client support to ensure that the client's expectations and needs are fulfilled with respect to each order. Client representatives are available 24 hours per day, 7 days per week via the telephone and the Internet. Client support provides a vital role in increasing sales to RoweCom's existing client base by focusing on client satisfaction and on increasing the total number of orders placed by each client.

STRATEGIC ALLIANCES

barnesandnoble.com Relationship
In August 1998, RoweCom entered into a five-year agreement with barnesandnoble.com, a company jointly owned by Barnes and Noble, Inc. and Bertelsman A.G. ("Bertelsman"), to combine and jointly market to business customers the companies' respective catalogs. As a result of this agreement, RoweCom's clients can access the largest combined database of magazines, newspapers, journals, books and other knowledge resources on the Internet. barnesandnoble.com currently markets to business customers over the Internet through its Business Solutions service, which commenced operations in the third quarter of 1998.

Under the agreement, barnesandnoble.com will provide all books ordered by either party's business clients, and RoweCom will provide all magazine, journal, and newspaper subscriptions ordered by its clients or by Business Solutions clients. barnesandnoble.com will pay RoweCom a fixed percentage of the purchase price of every book sold either through RoweCom's kStore or barnesandnoble.com's Business Solutions service other than sales to Business Solutions clients as of the date of this agreement. RoweCom will pay barnesandnoble.com a fixed amount or percentage of the purchase price of every subscription sold by the kStore or the Business Solutions service, other than sales to existing RoweCom customers as of the date of the agreement.

Users currently may access the barnesandnoble.com and RoweCom catalogs by means of links found in the Business Solutions and the kStore Web sites. RoweCom and barnesandnoble.com expect that the Business Solutions and the kStore sites will each contain a complete catalog of RoweCom and barnesandnoble.com titles by the end of the first quarter of 1999.

The agreement provides a framework for the parties to develop jointly an integrated Web site to market and sell books, magazines and all other digital media. This integrated Web site would combine both the kStore and Business Solutions. However, management cannot be certain when, if ever, such an integrated Web site would be initiated. barnesandnoble.com has also agreed that it will not, prior to the launch of such an integrated Web site, enhance its Business Solutions service to provide certain management control features such as approval rules.

The Company believes that its relationship with barnesandnoble.com may enhance the Company's efforts to expand internationally as a result of the recent acquisition by Bertelsman of a 50% interest in barnesandnoble.com. Bertelsman, one of the largest global diversified media companies, sources and distributes a significant amount of international content.

Other Significant Relationships
NewSub Services. In September 1998, the Company entered into content and distribution agreement with NewSub Services, a consumer-based affinity marketer for popular magazines, which provides RoweCom with additional content at low prices. NewSub has agreed to offer its catalog of approximately 800 popular titles through RoweCom's kStore at the guaranteed lowest price available on the Internet. RoweCom will, in turn, be the exclusive provider of any RoweCom title not currently included in NewSub's title catalog through NewSub Services' online magazine marketing and distribution channels. Under the terms of the agreement with NewSub Services, each party will earn revenue on titles sold through the other party's online distribution channel by receiving a percentage of the gross sales price or a transaction fee for each of its respective titles sold by the other party. This alliance is expected to be implemented during the first quarter of 1999.

Intelisys Commerce. In August 1998, the Company entered into an agreement with Intelisys to sell magazines, newspapers, journals, books and other knowledge resources to Intelisys clients, providing the Company with a significant new distribution channel for its products. Intelisys markets and sells software and services that allow businesses to buy goods and services from vendors via the Internet. Intelisys' clients will be able to access the kStore through the Intelisys software. Under this agreement, Intelisys will receive a percentage of any RoweCom title sold through an Intelisys distribution channel. In turn, RoweCom will receive a percentage of the net revenue of each Intelisys software installation for each client successfully referred by RoweCom to Intelisys. This alliance is expected to be implemented in the first quarter of 1999.

Publications Resource Group. In October 1998, the Company entered into an agreement with Publications Resource Group, whereby RoweCom obtains an additional distribution channel and additional content. Publications Resource Group markets and sells market research reports, newsletters, and other services to businesses and consumers through catalogs and on the Internet. Publications Resource Group will market RoweCom's kStore services and content through Publication Resource Group's distribution channels, and RoweCom will distribute Publication Resource Group's content through RoweCom's kStore. Publications Resource Group will receive a percentage of the transaction fee for each RoweCom title sold through a Publications Resource Group distribution channel and RoweCom will receive a percentage of the gross sales price for each Publications Resource Group title sold through the kStore. This alliance is expected to be implemented in the first quarter of 1999.

Trilogy Software. In October 1998, the Company entered into a Memorandum of Understanding with Trilogy Software, Inc., a management software provider. The companies agreed to integrate Trilogy's Buying Chain software with RoweCom's kStore to allow clients to make purchases of magazines, journals, newspapers and books directly from the kStore using Trilogy's Buying Chain software solution.

SALES AND MARKETING

The Company's sales and marketing strategy is designed to attract new clients, increase use of the kStore by existing clients and their employees, maximize repeat purchases and renewals and develop additional revenue opportunities. The Company's primary focus is a direct sales campaign to target companies in knowledge-intense industries, such as financial and professional services, high technology and healthcare, as well as certain academic and public institutions. The Company believes this approach is both efficient and effective due to the size and potential of the target market and the level of service to which the targeted clients are accustomed. The majority of the direct sales effort is conducted by the Company's six National Account Managers ("NAMs"), who are responsible for developing new client relationships, primarily in the United States. The Company intends to significantly increase the number NAMs over the next 12 months, all of whom will initially focus on US-based companies in RoweCom's targeted markets. As the Company hires additional NAMs, some or all of the NAMs will begin to focus on additional targeted industries. The Company is also increasing its telesales capacity in order to expand its direct sales focus to small and mid-size businesses, academic institutions and government agencies.

Once a client relationship has been established, a client is assigned a Service Account Manager ("SAM") who helps to assess the client's needs, to customize the kStore, and to develop a formal deployment plan designed to maximize the use of the kStore. SAMs serve as the primary client contact after the initial sale and are responsible for maintaining the on-going relationship with the client, working with the client to maximize the number of employees using the kStore to purchase knowledge resources and to increase the number of purchases per employee. The Company intends to add additional SAMs over the next 12 months to service its expanding client base. RoweCom also offers 24-hour, 7 days a week client support via telephone and the Internet. Client support provides a vital role in increasing sales to RoweCom's existing client base by focusing on client satisfaction and on increasing the total number of orders placed by each client.

The Company's marketing efforts also include print and Web advertising, direct mailings, participation in trade shows, co-marketing with strategic partners, and public relations campaigns to build and reinforce RoweCom's brand recognition.

CLIENTS

RoweCom targets companies in knowledge-intense industries, such as financial and professional services, high technology and healthcare, as well as certain academic and public institutions. At September 30, 1998, the Company had approximately 134 clients, of which approximately 110 were businesses and 24 were academic and non-profit organizations. The Company's largest clients by revenue are in the high technology and healthcare sectors. The following is a representative list of clients of the Company, by industry sector.

High Technology            Professional Services      Healthcare
BASF Corporation           Arthur Andersen LLP        Aurora Healthcare
Hewlett Packard Company    Ernst & Young LLP          Massachusetts General
Lawrence Livermore         PricewaterhouseCoopers     Hospital
 National Laboratory       LLP                        National Institutes of
                                                      Health

Financial Services         Academic
First Chicago NBD          Johns Hopkins University
First Union Corporation    Ohio University
Blue Cross/Blue Shield     University of California
 Association               at  San Francisco

COMPETITION

The market for the sale of magazines, newspapers, journals, books and other knowledge resources to businesses is intensely and increasingly competitive. While the Company believes that there are no other companies that currently offer services directly comparable to the kStore, the Company expects competition to intensify in the future. The Company's competitive landscape has been, and will continue to be, impacted by changes in the prevalence and acceptance of online commerce and changes in the knowledge resources industry. The Company believes that the principal competitive factors in its emerging market will be brand recognition, extent of content offerings, convenience, management control, customization, price, client service, and a combined familiarity with the knowledge market and the latest enabling technologies.

The Company currently competes, or may in the future compete, directly or indirectly with companies that fall within the following categories: (1) large, well-established news and information providers such as Dow Jones, Knight-Ridder, Lexis/Nexis, Pearson, Reuters and Thomson, any of which might in the future decide to expand their product offerings to include magazines, newspapers, journals, books and other knowledge resources of the type offered by the Company; (2) traditional subscription agents, who may decide to focus on the corporate market, expand their service to include control and management features, and significantly expand their knowledge resource offerings; (3) major consumer based online book resellers, such as Amazon.com, or Borders.com who may also decide to focus on the business-to-business market, expand their service functionality to include control and management features such as those offered by the Company, or expand their knowledge resources offerings; (4) consumer online services and portals such as Yahoo! and America Online which may decide to focus on the business-to-business market and expand their knowledge resources offering and management and control features; (5) publishers and information providers which may decide to increase their direct marketing efforts to the business-to-business market or develop a competing service similar to the kStore; and (6) enterprise-wide supplier management system providers which may decide to focus specifically on the knowledge resources markets.

INTELLECTUAL PROPERTY

The Company regards its copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, clients, partners and others to protect its proprietary rights. The Company pursues the registration of its trademarks and service marks in the U.S., and has applied for the registration of certain of its trademarks and service marks. The Company has been granted trademark registrations for the mark "RoweCom," and has pending registration applications for the marks "Knowledge Acquisition Manager," "Knowledge Acquisition Reporter," "kStore," "knowledgeStore," and "kWorld." The Company has not sought trademark, service mark or copyright protection outside of the United States and effective protection may not be available in every country in which the Company's products and services are made available online.

TECHNOLOGY

The Company uses both proprietary solutions and commercially available licensed technologies. RoweCom's services are built using industry standard Microsoft NT products utilizing the Internet Information Server, Microsoft Transaction Server, and SQL Server for database transactions. The Company is using products utilized by other industry leaders. In addition, all of the Company's services are designed to process information using standard Electronic Data Interchange (EDI) transactions as defined for the serials and periodicals industry, and the Company is actively engaged with other leading e-commerce providers to develop XML versions of these transactions. RoweCom seeks to maintain transaction security through the use of industry standard SSL transactions, and uses proprietary EDI interfaces and private networks to ensure the integrity of client order information and credit card transactions. RoweCom is able to scale the number of transactions that will be supported using load balancing and performance management tools developed for its standard platform. RoweCom uses high performance Web and database servers on enterprise-level systems and has established high-performance Internet service provider links to ensure the availability of bandwidth.

RoweCom's systems are supported by an experienced staff of developers and technicians, who are responsible for both system development and maintenance. This staff, which was comprised of 20 individuals as of September 30, 1998, is primarily headquartered in the Company's facilities in London, Ontario. This group mainly focuses on back office processing and developing interfaces that permit RoweCom's services to be customized to the particular needs of a client and to be linked with corporate intranets, Internet service providers, content providers and other online services. Many of RoweCom's development and support professionals have specialized experience with particular segments in the knowledge resource marketplace (e.g. corporate clients, corporate libraries, educational institutions, public libraries, and consumers).

EMPLOYEES

As of September 30, 1998, the Company had 81 full-time and 6 part-time employees. The Company also employs a limited number of independent contractors and temporary employees on a periodic basis. None of the Company's employees are represented by a labor union and the Company considers its labor relations to be good.

The Company believes its success depends to a significant extent on its ability to attract, motivate and retain highly skilled management and employees. To this end, the Company focuses on incentive programs such as employee stock options, competitive compensation and benefits for its employees.

FACILITIES

The Company is headquartered in Cambridge, Massachusetts where it leases approximately 11,304 square feet pursuant to a term lease that expires on October 31, 1999. These facilities are used for executive office space, including sales and marketing and finance and administration, and client support. In addition, the Company maintains a regional office in London, Ontario where it leases approximately 7,733 square feet of office space pursuant to a term lease that expires on October 31, 2001. These facilities are used for research and development, technical support and content acquisition. The Company believes that its current space will be adequate to meet its needs for the foreseeable future.

LEGAL PROCEEDINGS

The Company is not a party to any material litigation, and believes that no litigation that has been threatened to be brought against the Company to date will have a material adverse effect on its financial position or results of operations or cash flows.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following sets forth certain information with respect to the directors and executive officers of Company as of September 30, 1998.

 --------------------------------------------------------------------------
 NAME                    AGE POSITION(S)
---------------------------------------------------------------------------
 Dr. Richard Rowe, Ph.D.  65 Chairman of the Board of Directors, President,
                             Chief Executive Officer and Director
                             Executive Vice President and Chief Financial
 Louis Hernandez, Jr.     32 Officer
 Steven Woit              40 Vice President, Content
 Walter Crosby            40 Vice President and Chief Technology Officer
 Stephen Vozella          52 Vice President, Fulfillment
 Ronald Grigg             46 Vice President, Design and Development
 Robert Rea               37 Sales and Service Director
 Stanley Fung             41 Director
 Thomas Lemberg*          52 Director
 Jerome Rubin+            63 Director
 Philippe Villers         63 Director
 James Whitaker*+         38 Director

--------
* Member of Compensation Committee
+ Member of Audit Committee

RICHARD ROWE PH.D., the founder of the Company, has served as Chairman of the Board, President and Chief Executive Officer of RoweCom since 1994. Prior to founding the Company, from 1979 to 1993, Dr. Rowe was the President and CEO of the Faxon Company, one of the world's largest library subscription agencies. Prior to joining Faxon, Dr. Rowe was the Associate Dean of the Harvard Graduate School of Education, Director of Harvard's interfaculty Doctoral Program in Clinical Psychology and Public Practice, and Director of the Cambridge office of the American Institutes for Research. Dr. Rowe holds a Ph.D. in clinical psychology.

LOUIS HERNANDEZ has served as the Company's Executive Vice President since January 1998 and Chief Financial Officer since February 1997. From February 1997 to December 1997, Mr. Hernandez also served as the Vice President of the Company. Prior to joining the Company, Mr. Hernandez served as the Chief Financial Officer and Corporate Secretary for U.S. Medical Instruments, Inc., a high technology medical device company. From 1990 to 1996, Mr. Hernandez worked in the business and advisory services group of Price Waterhouse LLP. Mr. Hernandez is a certified public accountant.

STEVEN WOIT has served as Vice President, Content since January 1998. Prior to joining the Company, from 1980 to 1998, Mr. Woit had worked with International Data Group in management positions in independent business units within International Data Group, including Federal Computer Week, CIO Magazine, and several other Internet related businesses. From January 1997 until January 1998, Mr. Woit was General Partner with IDG Ventures. From September 1996 to December 1996 Mr. Woit was Chief Executive Officer of Web Shopper. Mr. Woit served as Executive Vice President at Computerworld, Inc. from September 1994 to September 1996.

WALTER CROSBY has served as Vice President and Chief Technical Officer since June 1998. Prior to joining the Company, from October 1997 to June 1998, Mr. Crosby was an independent consultant. From January 1995 to October 1997, Mr. Crosby was Chief Information Officer and Vice President for Information Systems for Computerworld, Inc. Prior to joining Computerworld, Inc., Mr. Crosby was Corporate Director of Management Information Systems for Ziff Davis Publishing Company from June 1990 to January 1995.

STEPHEN VOZELLA has served as Vice President, Fulfillment since June 1998. Prior to joining the Company, from September 1993 to October 1996, Mr. Vozella served as Vice President and Chief Information Officer for Fund Services at First Data Investor Services Group. From May 1989 to October 1996, Mr. Vozella held various senior management positions at Fidelity Investments including Vice President, Information Technology, Retail Investor Services, and Vice President/General Manager, Boston Telephone Operations.

RONALD GRIGG has served as Vice President, Design and Development since December 1994. Prior to joining the Company, from 1982 to 1994 Mr. Grigg served as the Director of Corporate Information Services for Faxon Canada Ltd. Prior to joining Faxon, Mr. Grigg was the Systems Analyst for R.J. Thompson Data Systems of London Ontario, where he designed customized accounting, inventory control and general ledger software.

ROBERT REA was appointed Sales and Service Director for RoweCom, Inc. in November 1998. From April 1998 through October 1998, Mr. Rea was Business Development Manager for the Company. From 1996 to 1998, Mr. Rea was Vice President, Sales and Marketing for Ovum, Inc., an international research and information firm. From 1989 to 1996, Mr. Rea worked at Giga Information Group, most recently as Eastern Regional Sales Manager where he was responsible for sales of information technology products.

STANLEY FUNG has served as a director of the Company since December 1998. Mr. Fung has been a Managing Director of Zero Stage Capital Company since April 1992. Prior to joining Zero Stage in 1992, Mr. Fung was Investment Manager at Advent International, an international venture capital firm.

THOMAS LEMBERG has served as director of the Company since May 1996. Mr. Lemberg is Senior Vice President and General Counsel of the Polaroid Corporation. Prior to joining the Polaroid Corporation, from 1987 to 1995, Mr. Lemberg was the Vice President and General Counsel of Lotus Development Corporation.

JEROME RUBIN has served as a director of the Company since May 1995. Mr. Rubin has been Managing Director of Veronis, Suhler & Associates, Inc., an investment banking firm specializing in the media and communications industry since 1995. He is also the Chairman Emeritus of the MIT Media Lab's "News in the Future" consortium. Mr. Rubin has also been Chairman of E-Ink, a development stage company since 1997. In 1973, Mr. Rubin founded and was the first president of LEXIS/NEXIS, the first online legal database service. From 1983 to 1991, Mr. Rubin was the Group Vice President/Chairman for Professional Information and Book Publishing at the Times Mirror Company.

PHILIPPE VILLERS has served as a director of the Company since August 1998. Mr. Villers has been President and Board Member of GrainPro, Inc. since 1996. Since 1981, he has also served as founder, President, and Board Member of Families USA Foundation. From 1985 to 1988, Mr. Villers previously founded and led Cognition, Inc. where he served as President for three years. Prior to 1988, he co-founded Computervision, Inc. and Automatix, Inc.

JAMES WHITAKER has served as a director of the Company since January 1998. Mr. Whitaker is Vice President of Investments for Working Ventures. Prior to joining Working Ventures in 1994, Mr. Whitaker was a Principal in the Corporate Finance group at Ernst & Young where his primary activity was providing financing and business valuation services.

BOARD OF DIRECTORS

The Company's Third Amended and Restated Certificate of Incorporation (the "Charter"), and Amended and Restated By-laws (the "By-Laws"), which will become effective upon the closing of this offering, provide that the size of the Board of Directors of the Company (the "Board") will be determined by resolution of the Board or by the stockholders at the annual meeting.

The Charter provides for classification of the Board into three classes, with the members of the respective classes serving for staggered three-year terms.
The first class will consist of     , the second of      and the third of     ,
with the initial terms of the directors comprising the classes expiring upon the election and qualification of the directors at the annual meetings of the stockholders held following the fiscal years of the Company ending December 31, 1999, 2000 and 2001 respectively. At each annual meeting of stockholders, directors will be re-elected or elected for full three-year terms. See "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions."

The Board has established a Compensation Committee and an Audit Committee. The members of the Compensation Committee are Thomas Lemberg and James Whitaker, and the members of the Audit Committee are Jerome Rubin and James Whitaker.

Directors are elected by the stockholders at each annual meeting of stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. The current and continuing directors of the Company were nominated and elected in accordance with the Second Amended and Restated Stockholders Agreement, dated as of December 11, 1998, which will terminate upon the closing of this offering. The By-Laws provide that the Board will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. The Class I
directors, initially      and     , will stand for reelection or election at
the 1999 annual meeting of stockholders. The Class II directors, initially
and     , will stand for reelection or election at the 2000 annual meeting of
stockholders. The Class III directors, initially      and     , will stand for
reelection or election at the 2001 annual meeting of stockholders.

Executive officers of the Company are appointed by the Board and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.

The Company anticipates that, following this offering, directors who are employees of the Company will not be paid any fees or additional compensation for service as members of the Board of Directors or any committee thereof and the Company will enter into customary arrangements with respect to fees and other compensation (including expense reimbursement) for directors who are not employees of the Company or any of its subsidiaries. Except that each non-employee director will be granted an option to purchase a number of shares of
common stock equal to the quotient of $     divided by the fair market value of
the common stock on the date of the grant. See "Management--Stock Incentive
Plans: 1998 Non-Employee Director Stock Option Plan." The Company maintains directors' and officers' liability insurance and the Charter provides for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. In addition, the Charter limits the liability of directors of the Company to the Company or its stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law. See "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In May 1997, the Board established a Compensation Committee. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for officers of the Company and for administering the Company's stock option and stock purchase plans. During the period from May 1997 to the end of 1997, the Compensation Committee was composed of Thomas Lemberg, Daniel Nova, a former director of the Company who is affiliated with Highland Capital Partners III Limited Partnership (a stockholder of the Company), and James Whitaker.

EMPLOYMENT AND NON-COMPETITION AGREEMENTS

With the exception of Mr. Hernandez, none of the Company's executive officers has an employment contract with the Company and each of such officers serves at the discretion of the Board. Mr. Hernandez is party to an Employment Agreement, dated as of November 4, 1998, with the Company that provides for Mr. Hernandez to be employed as the Company's Executive Vice President and Chief Financial Officer for a period ending on December 31, 2000, subject to extension by mutual consent. Under the terms of the Employment Agreement, Mr. Hernandez is to be paid a base annual salary of $130,000 with the possibility of annual cash bonuses equal to up to 50% of the base salary, based upon the achievement of certain Company performance targets to be agreed upon by Mr. Hernandez and the Company's Chief Executive Officer from time to time. The Employment Agreement also contains non-competition and non-solicitation provisions that are intended to survive the termination of employment for a period of 12 months.

Dr. Rowe and Messrs. Hernandez, Woit, Vozella, Rea and Grigg are each parties to Non-Competition Agreements with the Company pursuant to which they have agreed not to compete with the business of the Company or solicit the Company's customers or employees for a period of 18 months after termination of employment, in the case of Dr. Rowe, and 12 months after termination of employment, in the case of each of the other officers. Under the terms of these Agreements, if the relevant officer is terminated other than for Cause (as defined in the Non-Competition Agreement) or resigns for Good Reason (also as defined therein), the Company shall pay to the officer for the duration of the non-competition period a monthly non-competition payment equal to two-thirds of his monthly salary at the time of termination. The Company has the option of ceasing these payments at any time during the non-competition period, at which time the officer's non-competition and related obligations under the Agreement would cease.

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table sets forth certain information concerning the compensation earned by the Company's Chief Executive Officer, the only other current executive officer of the Company whose total salary and bonus exceeded $100,000 for services rendered to the Company and its subsidiary during 1997, and a former executive officer of the Company's subsidiary whose total salary and bonus exceeded $100,000 during 1997 (collectively, the "Named Officers"). For disclosure regarding terms of the stock options, see "Management--Stock Option Plans."

                                         -------------------------------------
                                                  ANNUAL             LONG-TERM
                                         COMPENSATION(1)  COMPENSATION OPTIONS
                                         --------------- ---------------------
                                                         (NUMBER OF SECURITIES
                                                            UNDERLYING OPTIONS
                                                  SALARY              GRANTED)
NAME AND POSITION(S)                     --------------- ---------------------
Richard Rowe, Ph.D......................    $100,000              --
  Chairman of the Board of Directors,
   President, Chief Executive Officer
   and Treasurer
Mr. Louis Hernandez.....................    $106,500
  Executive Vice President and Chief
   Financial Officer
Mr. Gary Wolfe..........................    $105,700
  Former Chief Operating Officer of Rowe
   Communications, Ltd.(2)

--------
(1)Excludes certain perquisites and other benefits the amount of which did not exceed 10% of the employee's total salary and bonus.
(2)Mr. Wolfe resigned as Chief Operating Officer of Rowe Communications Ltd. on April 2, 1998.

Option Grants in Last Fiscal Year
The following table sets forth certain information concerning stock options granted to each of the Named Officers during 1997. No stock appreciation rights were granted to these individuals during such year.

                               INDIVIDUAL GRANTS

                         ---------------------------------------------------------------
                                                                            POTENTIAL
                                                                           REALIZABLE
                                                                            VALUE AT
                                                                         ASSUMED ANNUAL
                                                                            RATES OF
                                                                           STOCK PRICE
                          NUMBER OF                                       APPRECIATION
                         SECURITIES      % OF TOTAL                            FOR
                         UNDERLYING OPTIONS GRANTED  EXERCISE            OPTION TERM(2)
                            OPTIONS    TO EMPLOYEES     PRICE EXPIRATION ---------------
                         GRANTED(1)         IN 1997 PER SHARE       DATE      5%   10%
NAME                     ---------- --------------- --------- ---------- ------- -------
Richard Rowe, Ph.D. ....     --            --          --          --        --      --
Mr. Louis Hernandez.....                 42.42%       $        9/11/07   $       $
Mr. Gary Wolfe(3).......                  6.06%       $        9/11/07   $       $

--------
(1)Shares underlying options generally vest over a four-year period, except for shares underlying performance-based options, which vest as of the ninth anniversary of the grant date unless accelerated in accordance with the Stock Option Agreements governing such stock option. For information regarding terms of the stock options, see "Management--Stock Incentive Plans."
(2)Assumes increases in the fair market value of the common stock of 5% and 10%
per year from $     (the mid-point of the range set forth on the cover of this prospectus) over the ten-year option period as mandated by the rules and regulations of the Securities and Exchange Commission, and does not represent the Company's estimate or projection of the future value of the common stock. The actual value realized may be greater or less than the potential realizable values set forth in the table.
(3)The options granted to Mr. Wolfe were terminated on April 2, 1998 in connection with his resignation as Chief Operating Officer of Rowe Communications Ltd.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

The following table sets forth certain information concerning option exercises during 1997 and option holdings at December 31, 1997 with respect to each of the Named Officers.

                         ---------------------------------------------------------------------------
                                                  NUMBER OF SECURITIES
                              SHARES             UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                         ACQUIRED ON    VALUE          OPTIONS AT           IN-THE-MONEY OPTIONS AT
                            EXERCISE REALIZED     DECEMBER 31, 1997(1)       DECEMBER 31, 1997(2)
NAME                     ----------- -------- ---------------------------- -------------------------
                                              EXERCISABLE(4) UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                                              -------------- ------------- ----------- -------------
Richard Rowe, Ph.D. ....     --        --           --            --           --           --
Mr. Louis Hernandez.....     --        --
Mr. Gary Wolfe..........     --        --           --            --           --           --

--------
(1)"Exercisable" refers to those options which were both exercisable and vested, while "Unexercisable" refers to those options which were unvested.
(2)Value is determined by subtracting the exercise price from the proposed initial offering price of the common stock, multiplied by the number of shares underlying the options.

STOCK INCENTIVE PLANS

Amended and Restated 1998 Stock Incentive Plan

In      1998, the Company's Board of Directors and stockholders approved the
Company's Amended and Restated 1998 Stock Incentive Plan (the "Amended 1998 Plan"), which provides for the grant of incentive stock options, nonqualified stock options and restricted stock awards to employees (including officers and
employee directors) and consultants. A maximum of       shares of common stock
are currently reserved for issuance pursuant to the Amended 1998 Plan. This maximum number of shares will increase, effective as of January 1, 2000, and each January 1 thereafter during the term of the plan, by an additional number
of shares of common stock equal to   % of the total number of shares of common
stock issued and outstanding as of the close of business on the preceding
December 31. No more than an aggregate of       shares of common stock may be
issued pursuant to the exercise of incentive stock options granted under the Amended 1998 Plan (this limitation does not apply to nonqualified stock options or restricted stock awards that may be granted under the Amended 1998 Plan). No participant in the Amended 1998 Plan may in any year be granted stock options
or awards with respect to more than       shares of common stock.

The Amended 1998 Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to determine which eligible individuals are to receive options or restricted stock awards, the terms of such options or awards, the status of such options as incentive or nonqualified. Stock options under the federal income tax laws, including the number of shares, exercise or purchase prices and times at which the options become and remain exercisable or restricted stock vests and the time, manner and form of payment upon exercise of an option. The exercise price of options granted under the Amended 1998 Plan may not be less than 85% of the fair market value of a share of common stock on the date of grant (100%, in the case of incentive stock options). The options become exercisable at such time or times as are determined by the Compensation Committee and expire after a specified period that may not exceed ten years.

Upon the acquisition of 50% or more of the Company's outstanding common stock pursuant to a hostile tender offer, each option granted to an officer of the Company, if it has been outstanding for at least six months, will automatically be canceled in exchange for a cash distribution to the officer based upon the difference between the tender offer price and the exercise price of the option.

In the event the Company is acquired, vesting of options and restricted stock awards granted under the Amended 1998 Plan will accelerate to the extent that the options or the Company's repurchase rights with respect to restricted stock awards are not assumed by or assigned to the acquiring entity. The Compensation Committee also has discretion to provide for accelerated vesting of options and restricted stock awards upon the occurrence of certain changes in control. Accelerated vesting may be conditioned upon subsequent termination of the affected optionee's service.

With the consent of an option holder, the Compensation Committee can cancel that holder's options and replace them with new options (for the same or a different number of shares) having an exercise price based upon the fair market value of the Common Stock on the new grant date.

As of        , 1998,      shares had been issued upon exercise of options
granted under the Amended 1998 Plan, options for       shares were outstanding
and options to purchase         shares were available for future grant under
the Amended 1998 Plan.

The Board may amend or modify the Amended 1998 Plan at any time, subject to the rights of holders of outstanding options. The Amended 1998 Plan will terminate on May 4, 2008. The Amended 1998 Plan is administered by the Compensation Committee, which has the authority to determine which eligible individuals are to receive options or restricted stock awards, the terms of such options or awards, the status of such options as incentive or nonqualified stock options under the federal income tax laws, including the number of shares, exercise or purchase prices and times at which the options become and remain exercisable or restricted stock vests and the time, manner and form of payment upon exercise of an option.

1998 Non-Employee Director Stock Option Plan

In      1998, the Board and the Company's stockholders approved the 1998 Non-
Employee Director Stock Option Plan (the "Director Option Plan"). Under the Director Option Plan, each director of the Company who is not also an employee of the Company will receive upon the commencement of this offering, or upon later initial election to the Board, an option to purchase a number of shares
of common stock equal to the quotient of $      divided by the fair market
value of the common stock on the date of grant (such number of shares to be reduced in proportion to the number of whole months, if any, by which the optionee's remaining term of service as a director is less than 36 months). Additionally, after a director's initial grant, the director will receive, as of each date on which he is reelected as a director, an option to purchase a
number of shares of common stock equal to the quotient of $      divided by the
fair market value of the common stock on the date of grant (such number of shares to be reduced in proportion to the number of whole months, if any, by which the term of service as a director for which he is then being reelected is less than 36 months). Options are granted under the plan at an exercise price equal to the fair market value of the common stock on the date of grant, vest ratably on a monthly basis over the optionee's remaining term of service as a
director and have a term of ten years. An aggregate of       shares of common
stock have been reserved for issuance under the Director Option Plan.

1998 Employee Stock Purchase Plan

In      1998, the Company's Board of Directors and stockholders approved the
1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"), which enables eligible employees to acquire shares of Common Stock through payroll deductions. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The initial offering period will start on the date of this prospectus
and to end on      , 1999, unless otherwise determined by the Board. Subsequent offerings under the Stock Purchase Plan are planned to start on January 1 and July 1 of each year and end on June 30 and December 31 of each year. During each offering period, an eligible employee may select a rate of payroll deduction of from 1% to 10% of compensation, up to an aggregate of $12,500 in any offering period. The purchase price for the common stock purchased under the Stock Purchase Plan is 85% of the lesser of the fair market value of the shares on the first day or the last day of the offering period. An aggregate of shares of common stock have been reserved for issuance under the Stock Purchase Plan.

1997 Stock Incentive Plan

In May 1997, the Board and the Company's stockholders approved the Company's 1997 Stock Incentive Plan (the "1997 Plan"), which provides for the grant of incentive stock options, nonqualified stock options and restricted stock awards to employees (including officers and employee directors) and consultants. A
maximum of      shares of common stock have been reserved for issuance under the 1997 Plan. No participant in the 1997 Plan may in any year have been
granted stock options or awards with respect to more than     shares of common
stock. No more than an aggregate of $100,000 or such other limit as may be imposed by the Internal Revenue Code with respect to the aggregate fair market value of the options as of the grant date may be exercised for the first time by a participant under the 1997 Plan (this limitation does not apply to nonqualified stock options or restricted stock awards that may be granted under the 1997 Plan).

The 1997 Plan is administered by the Compensation Committee, which has the authority to determine which eligible individuals are to receive options or restricted stock awards, the terms of such options or awards, the status of such options as incentive or nonqualified stock options under the federal income tax laws, including the number of shares, exercise or purchase prices and times at which the options become and remain exercisable or restricted stock vests and the time, manner and form of payment upon exercise of an option. The exercise price of options granted under the 1997 Plan has been determined by the Compensation Committee (100%, in the case of incentive stock options and 110%, in the case of incentive stock options to a greater than 10% stockholder (measured on the date of grant)). The options become exercisable at such time or times as determined by the Compensation Committee and expire after a specified period that may not exceed ten years (five years, in the case of a
greater than 10% stockholder). All the     options that have been granted by
the Company pursuant to the 1997 Plan will vest and become exerciseable upon a "Liquidity Event" (as defined in the agreements representing the options granted under the 1997 Plan). The consummation of this offering and a sale of the Company will constitute a "Liquidity Event" for such purpose. Accordingly, all of such options will vest and become exerciseable immediately after such event.

With the consent of an option holder, the Compensation Committee can cancel that holder's options and replace them with new options (for the same or a different number of shares) having an exercise price based upon the fair market value of the common stock on the new grant date.

As of September 30, 1998,     shares had been issued upon the exercise of
options granted under the 1997 Plan and options for      shares had been
granted under the 1997 Plan.

The Board may amend or modify the 1997 Plan at any time, subject to the rights of holders of outstanding options. The 1997 Plan will terminate on April 25, 2007.

                              CERTAIN TRANSACTIONS

Pursuant to a Share Purchase Agreement, dated as of April 1, 1997, Working Ventures Canadian Fund Inc. ("Working Ventures") acquired 1,611,568 shares of Class A Preferred Stock of Rowe Communications Ltd. ("RoweCom Canada") and an option to exchange such shares of RoweCom Canada Class A Preferred Stock for shares of common stock of the Company (the "Class A Exchange Option") for US $4,000,001. On May 4, 1998, in connection with the sale of the Company's Class B Preferred Stock, the Class A Exchange Option was amended to permit Working Ventures to exchange its 1,611,568 shares of RoweCom Canada Class A Preferred Stock for 3,163,306 shares of the Class A-1 Preferred Stock of the Company.

On November 17, 1996, Philippe Villers loaned the Company the principal amount of $200,000. On January 1, 1997, Jerome Rubin, a Director of the Company, loaned the Company the principal amount of $100,000. On April 1, 1997, the Company issued 80,645 shares of the Company's Class A Preferred Stock to Mr. Villers in exchange for the cancellation of the indebtedness of the Company to Mr. Villers, and 40,322 shares of Class A Preferred Stock to Mr. Rubin in exchange for the cancellation of the indebtedness of the Company to Mr. Rubin. In connection with this issuance of the shares of Class A Preferred Stock to Messrs. Villers and Rubin, the Company issued Stock Purchase Warrants (the "Warrants") to such persons providing for the purchase of up to 80,645 shares of the Company's capital stock in the case of the Warrant issued to Mr. Villers, and up to 40,322 shares of the Company's capital stock in the case of the Warrant issued to Mr. Rubin. Each of the Warrants will be exercisable for shares of the Company's Class A Preferred Stock, in the event that the Class A Exchange Option has not been exercised by Working Ventures prior to the exercise of the Warrant, and common stock, in the event that the Class A Exchange Option has been exercised by Working Ventures prior to the exercise of
the Warrant. The Warrants are exercisable at a strike price of $     per share,
provided that in the event that either of the Warrants are not exercised prior to the consummation of this offering, such Warrant will be deemed to be exercised on a "net" basis whereby a portion of the shares available under the Warrant having a value (determined with respect to the difference between the price of the common stock in this offering and the strike price of the Warrant) will be deemed to have been surrendered in payment of the exercise price for the remaining shares available under the Warrant. These warrants were issued for no additional consideration.

Pursuant to a Stock Purchase Agreement, dated as of May 4, 1998, Crystal Internet Venture Fund, L.P., Highland Capital Partners III Limited Partnership, Highland Entrepreneurs' Fund III Limited Partnership, and three other unaffiliated third parties purchased an aggregate of 5,140,370 shares of Class B Preferred Stock of the Company for an aggregate purchase price of $6,499,997.50 and Working Ventures acquired 1,186,240 shares of Class B Preferred Stock of RoweCom Canada, and an option to exchange such RoweCom Canada Class B Preferred Stock for shares of the Class B Preferred Stock of the Company, for an aggregate purchase price of $1,500,001.48.

Pursuant to a Stock Purchase Agreement, dated as of December 11, 1998, Axiom Venture Partners II Limited Partnership, Zero Stage Capital VI, L.P., Moore Global Investments, Ltd. and other unaffiliated parties purchased an aggregate of 4,586,599 shares of Class C Preferred Stock of the Company for an aggregate purchase price, net of expenses, of approximately $15,000,000.

On     , 1998, the Company and Working Ventures entered into an Exchange Option
Exercise Agreement (the "Option Exchange Agreement") pursuant to which Working Ventures agreed to exchange all of its RoweCom Canada Class A Preferred Stock and Class B Preferred Stock for shares of Class A-1 Preferred Stock and Class B Preferred Stock, respectively, of the Company effective upon the consummation of this offering. All of these shares, together with the remaining outstanding shares of Class A Preferred Stock, Class A-1 Preferred Stock Class B Preferred Stock and Class C Preferred Stock of the Company will convert into common stock upon the consummation of this offering in accordance with their terms.

Pursuant to the Option Exchange Agreement and Second Amended and Restated Stockholders' Agreement, dated as of December 11, 1998, among the Company and its stockholders, Working Ventures has agreed that, in the event that certain circumstances occur after the exercise of the Series A Exchange Option, it will transfer, for no additional consideration, an aggregate of 889,187 shares of
the Company's Class A-1 Preferred Stock or       shares of common stock to
certain other stockholders of the Company, including Richard Rowe, Ph.D., the Chairman of the Board of Directors, President, Chief Executive Officer and Treasurer of the Company, Thomas Lemberg and Jerome Rubin, each Directors of the Company, Louis Hernandez, the

Executive Vice President and Chief Financial Officer of the Company, Steven Woit, the Vice President, Sources of the Company, Ronald Grigg, the Vice President, Design and Development of the Company and PV Securities Corp., a Massachusetts securities corporation of which Philippe Villers, a director of the Company, is the sole stockholder. Set forth below is a chart that describes the number of shares of common stock that may be received by these individuals as a result of the transfer of these shares of Class A-1 Preferred Stock or common stock by Working Ventures, after giving effect to the conversion of all shares of Class A-1 Preferred Stock into common stock upon consummation of this offering.

                                                                  --------------
                                                                       SHARES OF
                                                                    COMMON STOCK
                                                                  TO BE RECEIVED
   SHAREHOLDER                                                    --------------
   Richard Rowe, PhD. ...........................................
   Thomas Lemberg................................................
   Jerome Rubin..................................................
   PV Securities Corp. ..........................................
   Louis Hernandez...............................................
   Steve Woit....................................................
   Ronald Grigg..................................................

Pursuant to a Promissory Note dated March 5, 1998, Dr. Rowe loaned the Company $100,000 payable on demand. The Promissory Note accrued interest at the rate of 12% per annum compounded daily, and was repaid in full (including $2,000 of accrued interest) on May 5, 1998.

Working Ventures, Axiom Venture Partners II Limited Partnership, Zero Stage Capital VI, L.P., Moore Global Investments, Ltd., Crystal Internet Venture Fund, L.P., Highland Capital Partners III Limited Partnership and certain other stockholders of the Company are entitled to certain registration rights with respect to the common stock they will hold upon the consummation of this offering. See "Description of Capital Stock--Registration Rights."

The Company believes that all of the transactions set forth above that were consummated with parties that may be deemed to be affiliated with the Company were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions with parties that may be deemed to be affiliated with the Company, including loans between the Company and its officers, directors, principal stockholders and their affiliates, will be approved by a majority of the Board, including a majority of the independent and disinterested outside directors on the Board, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of the common stock as of September 30, 1998, on a pro forma basis assuming the (A) the sale of 4,586,599 shares of Class C Preferred Stock of the Company on December 11, 1998, (B) conversion of all outstanding shares of the Company's preferred stock into common stock, (C) the net exercise of all
outstanding stock purchase warrants and (D) the transfer of     shares of
common stock by Working Ventures to certain other stockholders (see "Certain Transactions"), and as adjusted to reflect the sale of shares offered hereby (assuming no exercise of the underwriters' over-allotment option), by (1) each person who is known by the Company to own beneficially more than five percent of the outstanding common stock; (2) each of the Company's directors and the Named Officers, and (3) all current executive officers and directors of the Company as a group.

                                                       ---------------------
                                             SHARES PERCENTAGE OF COMMON
                                       BENEFICIALLY  STOCK BENEFICIALLY
                                              OWNED       OWNED(1)
                                       ------------ ------------------------
                                                        BEFORE         AFTER
BENEFICIAL OWNER                             NUMBER   OFFERING      OFFERING
Richard Rowe, Ph.D. .................         (2)
Working Ventures Canadian Fund Inc...         (3)
Highland Capital Partners III Limited
 Partnership.........................         (4)
Crystal Internet Venture Fund, L.P...         (5)
Stanley Fung.........................         (6)              *
Thomas Lemberg.......................         (7)              *
Jerome Rubin.........................         (8)              *
James Whitaker.......................         (9)              *
Philippe Villers.....................         (10)             *
Louis Hernandez......................         (11)             *
Gary Wolfe...........................        0                 *
All executive officers and directors
 as a group (11 persons).............         (12)

--------
*Less than 1%.
(1)As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any common stock. A person is deemed to be the beneficial owner of common stock that can be acquired within 60 days of September 30, 1998 through the exercise of any option, warrant or other right. Shares of common stock subject to options, warrants or other rights which are currently exercisable or exercisable within 60 days of September 30, 1998 are deemed outstanding for purposes of computing the ownership percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for purposes of computing the ownership percentage of any other person. The amounts and
percentages are based upon a pro forma number of     shares outstanding as of
September 30, 1998, and     shares of common stock outstanding as of the
closing of this offering.
(2)Includes shares that may be transferred to Dr. Rowe by Working Ventures after consummation of this offering. Dr. Rowe's address is c/o RoweCom, Inc., 725 Concord Avenue, Cambridge, MA 02138.
(3)Consists entirely of shares issuable upon the conversion of 3,163,306 shares of Class A-1 Preferred Stock, 1,186,240 shares of Class B Preferred Stock and 73,378 shares of Class C Preferred Stock into common stock upon consummation of
this offering. Excludes      shares that may be transferred to various other
stockholders upon the consummation of this offering. The address for Working Ventures is 250 Bloor Street East, Suite 1600, Toronto, Ontario M4W1E6.
(4)Consists entirely of shares issuable upon the conversion of 3,036,773 shares of Class B Preferred Stock and 70,443 shares of Class C Preferred Stock owned by Highland Capital Partners III Limited Partnership ("HCP III"), 126,532 shares of Class B Preferred Stock and 2,935 shares of Class C Preferred Stock owned by Highland Entrepreneurs' Fund III Limited Partnership, an affiliate of HCP III, into common stock upon consummation of this offering. The address for HCP III is Two International Place, Boston, MA 02110.
(5)Consists entirely of shares issuable upon the conversion of 1,581,654 shares of Class B Preferred Stock and 220,135 shares of Class C Preferred Stock into common stock upon consummation of this offering. The address for Crystal Internet Venture Fund, L.P. is 1120 Chester Avenue, Cleveland, OH 44114.
(6)Consists entirely of shares beneficially owned by Zero Stage Capital VI, L.P. Mr. Fung is a Managing Director of Zero Stage Capital VI, L.P. and may be deemed to control the voting and disposition of the common stock held by Zero Stage Capital VI, L.P. Mr. Fung disclaims beneficial ownership of the common stock held by Zero Stage Capital VI L.P. Mr. Fung's address is c/o Zero Stage Capital VI, L.P. 101 Main Street, Cambridge, MA 02142.
(7)Includes shares issuable upon the exercise of options that will become exercisable upon consummation of this offering.
(8)Includes     shares issuable upon the exercise of options that will become
exercisable upon consummation of this offering,     shares issuable upon the
net exercise of a stock purchase warrant held by Mr. Rubin (assuming an initial public offering price of $ per share, the mid-point of the range set forth on
the cover of this prospectus) and     shares that may be transferred to Mr.
Rubin by Working Ventures after consummation of the offering. See "Certain Transactions."
(9)Consists entirely of shares beneficially owned by Working Ventures Canadian Fund Inc. Mr. Whitaker is the Vice President of Investments of Working Ventures Canadian Fund Inc. and may be deemed to control the voting and disposition of the common stock held by Working Ventures Canadian Fund Inc. Mr. Whitaker disclaims beneficial ownership of the common stock held by Working Ventures Canadian Fund Inc. Mr. Whitaker's address is c/o Working Ventures Canadian Fund Inc., 250 Bloor Street East, Suite 1600, Toronto, Ontario M4W1E6.
(10)Includes shares held by PV Securities Corp., a Massachusetts securities corporation of which Mr. Villers is the sole shareholder. Also includes shares issuable upon the net exercise of a stock purchase warrant held by Mr. Villers (assuming an initial public offering price of $ per share, the mid-
point of the range set forth on the cover of this prospectus) and     shares
that may be transferred to Mr. Villers by Working Ventures after the consummation of this offering. See "Certain Transactions."
(11)Includes     shares issuable upon the exercise of options exercisable upon
consummation of the offering and      shares that may be transferred to Mr.
Hernandez by Working Ventures after the consummation of this offering. See "Certain Transactions."
(12)Includes     shares issuable upon the exercise of options exercisable
within 60 days of    , 1998 or upon the consummation of this offering. Also
includes     shares that may be transferred to certain of such officers and directors by Working Ventures after the consummation of this offering. See "Certain Transactions."

                          DESCRIPTION OF CAPITAL STOCK

Effective as of the closing of this offering, the authorized capital stock of
the Company will consist of      shares of common stock and      shares of
undesignated preferred stock, each having a par value of $0.01 per share. There will be no preferred stock outstanding immediately after the closing of this offering.

COMMON STOCK

As of September 30, 1998, there were      shares of common stock outstanding
and held of record by     stockholders, after giving effect to the conversion
of all outstanding shares of Class A Preferred Stock, Class A-1 Preferred Stock, Class B Preferred Stock and Class C Preferred Stock (as issued on December 11, 1998) into common stock, and the net exercise of all outstanding stock purchase warrants, upon the closing of this offering. Based upon the number of shares of common stock outstanding as of that date and giving effect
to the issuance of the      shares of common stock offered hereby (assuming no
exercise of the underwriters' over-allotment), there will be      shares of
common stock outstanding upon the closing of this offering.

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by the company in the offering will be, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future. There will be no shares of preferred stock outstanding immediately after the closing of this offering.

PREFERRED STOCK

Under the Charter, the Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, from time
to time to issue up to an aggregate of      shares of preferred stock in one or
more series and to fix or alter the designations, preferences and rights, and any qualifications, limitations or restrictions thereof, of the shares of each such series, including the number of shares constituting any such series and the dividend rights, dividend rates, conversion rights, voting rights, terms of reduction (including sinking fund provisions, if any), redemption price or prices and liquidation preferences thereof. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any shares of preferred stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation's voting stock.

The Company's Charter and By-Laws provide for the division of the Board of Directors into three classes, as nearly equal in size as possible, with staggered three-year terms. See "Management--Executive Officers and Directors." Any director may be removed only for cause by the vote of a majority of the shares entitled to vote for the election of directors.

The By-Laws provide that for nominations for the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a notice of nominations or other business to be brought before an annual meeting must be delivered not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, or if no proxy statement was delivered to stockholders in connection with the preceding year's annual meeting, such notice must be delivered not earlier than 90 days prior to such annual meeting and not later than the later of (1) 60 days prior to the annual meeting or (2) 10 days following the date on which public announcement of the date of such annual meeting is first made by the Company. With respect to special meetings, notice must generally be delivered not more than 90 days prior to such meeting and not later than the later of 60 days prior to such meeting or 10 days following the day on which public announcement of such meeting is first made by the Company. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

The Charter empowers the Board, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. Such factors may include (1) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Company's capital stock, the estimated current value of the Company in a freely negotiated transaction and the estimated future value of the Company as an independent entity and (2) the impact of such a transaction on the employees, suppliers and clients of the Company and its effect on the communities in which the Company operates.

The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

The Charter provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at duly called annual or special meeting of the stockholders, and that special meetings may be called only by the Chairman of the Board, a majority of the Board or the President of the Company. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the common stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

The DGCL provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Charter requires the affirmative vote of the holders of at least 67% of the outstanding voting stock of the Company to amend or repeal any of the foregoing Charter provisions, or to reduce the number of authorized shares of common stock and preferred stock. Such 67% vote is also required to amend or repeal any of the foregoing By-Law provisions. The By-Laws may also be amended or repealed by a majority vote of the Board. Such 67% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

REGISTRATION RIGHTS

The Company is party to a Second Amended and Restated Registration Rights Agreement, dated as of December 11, 1998 (the "Registration Rights Agreement"), with certain of its stockholders, including Working Ventures Canadian Fund Inc., Axiom Venture Partners II Limited Partnership, Zero Stage Capital VI, L.P., Moore Global Investments, Ltd., Highland Capital Partners III Limited Partnership and Crystal Internet Venture Fund, L.P., who will hold in the
aggregate     shares of common stock upon consummation of this offering, pursuant to which the Company has granted such stockholders (1) the right to demand registration under the Securities Act of 1933, as amended (the "Securities Act"), of their shares of capital stock of the Company up to four times after the earlier of January 31, 2003 or the date six months after the Company's initial public offering and (2) the right to have their shares of capital stock of the Company included in any registration of common stock by the Company under the Securities Act, other than those effected on Forms S-4 or S-8. In addition, the Company has agreed to file registration statements on Form S-3 registering common stock for resale by such stockholders, subject to certain limitations, upon the request of the holders of certain percentages of common stock. The Company is required to bear the expenses of the first twelve registrations conducted by the Company pursuant to the Registration Rights Agreement. Certain stockholders of the Company who will hold in the aggregate shares of common stock upon consummation of this offering have agreed not to exercise any registration rights during the 180 day period beginning on the date of this prospectus.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for the common stock is Boston EquiServe, L.P.

                                  UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom J.P. Morgan Securities Inc., CIBC Oppenheimer Corp. and Volpe Brown Whelan & Company, LLC, are acting as representatives, have severally agreed to purchase, and the Company has agreed to sell to them, the respective number of shares of common stock set forth opposite their names below.

                                                                ----------------
                                                                NUMBER OF SHARES
   UNDERWRITERS                                                 ----------------
   J.P. Morgan Securities Inc. ...............................
   CIBC Oppenheimer Corp. ....................................
   Volpe Brown Whelan & Company, LLC..........................















                                                                      ---
     Total....................................................
                                                                      ===

The underwriting agreement provides that the obligations of the several underwriters to purchase shares of common stock are subject to the approval of certain legal matters by counsel and to certain other conditions. Under the terms and conditions of the underwriting agreement, all of the underwriters are obligated to take and pay for all such shares of common stock, if any are taken.

The underwriters propose initially to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess
of $      per share. The underwriters may allow, and such dealers may reallow,
a concession not in excess of $       per share to certain other dealers. After
the initial public offering of the common stock, the offering price and other selling terms may be changed from time to time by the Underwriters.

Pursuant to the underwriting agreement, the Company has granted to the underwriters an option, exercisable for 30 days from the date hereof, to
purchase up to       additional shares of common stock, on the same terms and
conditions as set forth on the cover page hereof. If such option is exercised in full, the total price to the public, underwriting discounts and commissions,
and proceeds to the Company will be $      , $        and $       ,
respectively. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the sale of shares of common stock offered hereby. To the extent such option is exercised, each of the underwriters will have a commitment, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares of common stock to be purchased by it as shown in the table above bears to the total number of shares of common stock initially offered hereby.

The Company and certain of its stockholders, officers and directors of the Company have agreed that during the period beginning on the date of this prospectus and continuing to and including the date 180 days after the date of this prospectus they will not (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities of the Company which are substantially similar to the common stock, including but not limited to any securities that are convertible into or exercisable or exchangeable for, or that represent the right to receive common stock or any such substantially similar securities or (2) enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock or any securities substantially similar to the common stock (other than, in the case of the Company, (x) pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus and (y) the issuance of common stock in connection with the transactions described in this prospectus), without the prior written consent of J.P. Morgan Securities Inc.

The Company has agreed to indemnify the underwriters against certain liabilities, losses and expenses, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with this offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, shares of common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the common stock in this offering, if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Prior to this offering, there has been no public market for the common stock. The initial public offering price for the shares of common stock offered hereby has been determined by agreement between the Company and the underwriters. Among the factors considered in making such determination were the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, the present operations of the Company, the historical results of the Company and the trend of its revenues and earnings, the prospects for future earnings of the Company, the general condition of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. There can be no assurance that an active trading market will develop for the common stock or that the common stock will trade in the public market at or above the initial public offering price.

                        SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, the Company will have       shares of common
stock outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options under the 1997 Plan or the
Amended 1998 Plan). Of such shares, the        shares sold in this offering
will be freely transferable without restriction or further registration under the Securities Act, except for any shares held by an existing "affiliate" of the Company, as that term is defined by the Securities Act (an "Affiliate"), which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act. As of the date of this prospectus, and assuming the sale by the Company of 4,586,599 shares of Class C Preferred Stock on December 11, 1998, the conversion to common stock of all preferred stock outstanding at the closing of this offering and the net exercise of all outstanding stock
purchase warrants at such time,     "restricted shares" as defined in Rule 144
are outstanding. Of such shares, and without consideration of the contractual
restrictions described below,    shares would be available for immediate sale
in the public market without restriction pursuant to Rule 144(k). Beginning 90 days after the date of this prospectus, and without consideration of the
contractual restrictions described below,      shares will become eligible for
sale in reliance upon Rule 144 and    shares will become eligible for sale in
reliance upon Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person (or persons whose shares are aggregated) who owns shares that were purchased from the Company (or any Affiliate) at least one year previously, including a person who may be deemed an Affiliate of the Company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the common
stock (approximately     shares immediately after the completion of this
offering) or (ii) the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from the Company (or any Affiliate) at least two years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisers prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to the typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold (1) by persons other than Affiliates, subject only to the manner of sale provisions of Rule 144, and (2) by Affiliates under Rule 144 without compliance with its one-year holding period requirement.

All optionholders and warrantholders of the Company, as well as certain
stockholders of the Company who will hold        shares of common stock upon
consummation of this offering, and all officers and directors of the Company have agreed not to sell any shares of common stock for 180 days after the date of this prospectus without the prior written consent of J.P. Morgan Securities Inc. As a result of these contractual restrictions and subject to the
provisions of Rules 144 and 701, as applicable,       shares subject to
restriction will be eligible for sale upon expiration of these agreements 180 days after the date of this prospectus. See "Underwriting."

The Company has agreed not to offer, sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or any rights to acquire common stock for a period of 180 days after the date of this prospectus, without the prior written consent of the Representatives of the Underwriters, subject to certain limited exceptions. See "Underwriting."

After the completion of this offering, the holders of      shares of common
stock or their respective transferees, would be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by Affiliates) immediately upon the effectiveness of such registration.

The Company intends to file one or more registration statements under the
Securities Act covering approximately      shares of common stock reserved for
issuance under the 1997 Plan,     shares reserved for issuance under the
Amended 1998 Plan and     shares reserved for issuance under the Director
Option Plan. See "Management--Stock Incentive Plans." Such registration statements are expected to be filed within 90 days after the date of this prospectus and will automatically become effective upon filing. Following such filing, shares registered under such registration statements will, subject to the 180-day lock-up agreements described above, Rule 144 volume limitations applicable to Affiliates and the lapsing of the Company's repurchase rights, be available for sale in the open market upon the exercise of vested options 90 days after the effective date of this prospectus. At September 30, 1998,
options to purchase an aggregate of         shares were issued and outstanding
under the 1997 Plan and the 1998 Amended Plan and no options were issued and outstanding outside of such plans.

                                 LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for the Company by Bingham Dana LLP, Boston, Massachusetts. Certain legal matters in connection with the offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

The consolidated balance sheets as of December 31, 1997 and 1996, and the consolidated statements of operations, stockholders' (deficit) equity and cash flows for each of the three years in the period ended December 31, 1997, included in this prospectus and the Registration Statement of which this prospectus is a part have been included herein and therein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

We have filed with the Commission a registration statement on Form S-1 with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the common stock, reference is made to the registration statement, and its exhibits. Descriptions in this prospectus of any contract or other document are not necessarily complete and, where the contract or document is an exhibit to the registration statement, any such description is qualified in all respects by the exhibit. Copies of the registration statement, including exhibits, may be examined without charge in the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549, and the Securities and Exchange Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60601, and 7 World Trade Center, 13th Floor, New York, NY 10048 or on the Internet at http://www.sec.gov. Information about the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees.

As a result of this offering, RoweCom will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for quotation on the Nasdaq National Market, such reports, proxy statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, DC 20006.

                                  ROWECOM INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants......................................... F-2
Consolidated Balance Sheets at December 31, 1996 and 1997 and September
 30, 1998 (unaudited)..................................................... F-3
Statements of Consolidated Operations for the years ended December 31,
 1995, 1996 and 1997 and the nine months ended September 30, 1997 (unau-
 dited) and 1998 (unaudited).............................................. F-4
Statements of Consolidated Stockholders' (Deficit) Equity for the years ended December 31, 1995, 1996 and 1997 and the nine months ended Septem-
 ber 30, 1998 (unaudited)................................................. F-5
Statements of Consolidated Cash Flows for the years ended December 31,
 1995, 1996 and 1997 and the nine months ended September 30, 1997 (unau-
 dited) and 1998 (unaudited).............................................. F-6
Notes to Consolidated Financial Statements................................ F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of RoweCom, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows present fairly, in all material respects, the financial position of RoweCom, Inc. and its subsidiary at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP
Boston, Massachusetts
April 21, 1998
(Except for the information presented in Note 14 for which the date is May 4, 1998)

                                  ROWECOM INC.

                          CONSOLIDATED BALANCE SHEETS

                                      -----------------------------------------

                                                                         PRO FORMA
                              AT DECEMBER 31,        AT SEPTEMBER 30, AT SEPTEMBER 30,
                          ------------------------------------------- ----------------
                                  1996         1997              1998             1998
                          ------------------------------------------- ----------------
                                                       (UNAUDITED)      (UNAUDITED)
ASSETS:
Current assets:
  Cash and cash
   equivalents........... $     13,793  $   691,358    $  3,578,232
  Accounts receivable....       26,155      254,256         180,647
  Restricted cash........      194,904      588,499       1,870,739
  Other current assets...       50,184      229,254          97,689
                          ------------  -----------    ------------         ---
    Total current
     assets..............      285,036    1,763,367       5,727,307
Equipment and
 furnishings, net........       88,490      235,386         580,063
Deferred tax asset.......          --        81,730          82,000
Other assets, net........       54,259       27,558          18,029
                          ------------  -----------    ------------         ---
    Total assets......... $    427,785  $ 2,108,041    $  6,407,399
                          ============  ===========    ============         ===

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY:

Current liabilities:
  Accounts payable.......      142,640      166,013         531,320
  Accrued expenses.......      218,482      697,226         483,176
  Customer advances......      194,904      588,499       1,870,739
  Income taxes payable...          --       126,321          10,944
  Note payable...........       10,000          --              --
  Loan payable...........      200,000          --          213,090
  Deferred revenues......          --           --            4,191
                          ------------  -----------    ------------         ---
    Total current
     liabilities.........      766,026    1,578,059       3,113,460
Commitments (Note 11)
Class A Redeemable
 Convertible Preferred
 stock, $.01 par value,
 1,772,857 shares issued
 and outstanding and 0
 shares issued and
 oustanding on a pro
 forma basis; at
 liquidation value.......          --     4,298,210       4,514,440
Class B Redeemable
 Convertible Preferred
 stock, $.01 par value,
 6,326,610 shares issued
 and outstanding and 0
 shares issued and
 oustanding on a pro
 forma basis; at
 liquidation value.......          --           --        8,059,053
Stockholders' (deficit)
 equity:
  Common stock, $.01 par
   value per share,
   24,000,000 shares
   authorized; 4,445,836
   shares issued and
   outstanding at
   December 31, 1996;
   4,423,836 shares
   issued and outstanding
   at December 31, 1997;
   4,372,382 shares
   issued and outstanding
   at September 30, 1998
   and     shares issued
   and outstanding on a
   pro forma basis.......       44,458       44,238          43,724
  Additional paid-in
   capital...............    1,680,232    1,680,452       1,680,932
  Treasury stock, at
   cost..................                                   (52,920)
  Accumulated deficit....   (2,072,515)  (5,509,613)    (10,917,211)
  Cumulative translation
   adjustment............        9,584       16,695         (34,079)
                          ------------  -----------    ------------         ---
    Total stockholders'
     (deficit) equity....     (338,241)  (3,768,228)     (9,279,554)
                          ------------  -----------    ------------         ---
    Total liabilities and
     stockholders'
     (deficit) equity.... $    427,785  $ 2,108,041    $  6,407,399
                          ============  ===========    ============         ===

   The accompanying notes are an integral part of the consolidated financial statements.

                                  ROWECOM INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                         -------------------------------------------------------------
                                                                 NINE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                         -----------------------------------  ------------------------
                              1995         1996         1997         1997         1998
                         ---------  -----------  -----------  -----------  -----------
                                                              (UNAUDITED)  (UNAUDITED)
Revenues................ $ 324,360  $ 3,116,454  $12,889,988  $   940,684  $ 3,585,426
Cost of revenues........   323,323    3,082,763   12,701,290      918,780    3,493,912
                         ---------  -----------  -----------  -----------  -----------
   Gross profit.........     1,037       33,691      188,698       21,904       91,514
Operating expenses:
 Sales and marketing....   258,834      584,602    2,034,331    1,574,147    3,342,510
 Research and
  development...........   149,171      532,488      584,081      399,009      749,598
 General and
  administrative........   171,282      351,246      751,107      667,555      979,764
                         ---------  -----------  -----------  -----------  -----------
  Total operating
   expenses.............   579,287    1,468,336    3,369,519    2,640,711    5,071,872
                         ---------  -----------  -----------  -----------  -----------
   Loss from
    operations..........  (578,250)  (1,434,645)  (3,180,821)  (2,618,807)  (4,980,358)
 Interest and other
  income, net...........     1,420          617       63,652       54,507      103,915
                         ---------  -----------  -----------  -----------  -----------
   Loss before income
    taxes...............  (576,830)  (1,434,028)  (3,117,169)  (2,564,300)  (4,876,443)
 Provision for income
  taxes.................     7,832       15,695      136,352      102,000       87,266
                         ---------  -----------  -----------  -----------  -----------
   Net loss.............  (584,662)  (1,449,723)  (3,253,521)  (2,666,300)  (4,963,709)
                         =========  ===========  ===========  ===========  ===========
 Accretion of dividends
  on redeemable
  preferred stock.......       --           --      (183,584)    (113,774)    (443,889)
                         ---------  -----------  -----------  -----------  -----------
   Net loss to common
    stockholders........ $(584,662) $(1,449,723) $(3,437,105) $(2,780,074) $(5,407,598)
                         =========  ===========  ===========  ===========  ===========
Pro forma (unaudited):
 Basic and diluted pro
  forma net loss per
  share (Notes 1 and 2)
  ......................
 Weighted average shares
  used in computing pro
  forma basic and
  diluted net loss per
  share (Notes 1 and
  2)....................




   The accompanying notes are an integral part of the consolidated financial statements.

                                  ROWECOM INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

                         ------------------------------------------------------------------------------
                            COMMON           ADDITIONAL TREASURY                 CUMULATIVE
                             STOCK   COMMON     PAID-IN STOCK AT   ACCUMULATED  TRANSLATION
                            SHARES    STOCK     CAPITAL     COST       DEFICIT   ADJUSTMENT       TOTAL
                            ------  -------  ---------- --------  ------------  ----------- -----------
BALANCE, JANUARY 1,
 1995...................    22,000  $   220  $   50,338      --   $    (38,130)       --    $    12,428
 Capital contributions
  to Rowe
  Communications, Inc...       --       --      624,219      --            --         --        624,219
 Net loss...............       --       --          --       --       (584,662)       --       (584,662)
                         ---------  -------  ---------- --------  ------------   --------   -----------
BALANCE, DECEMBER 31,
 1995...................    22,000      220     674,557      --       (622,792)       --         51,985
 Capital contributions
  to Rowe
  Communications, Inc...       --       --      839,913      --            --         --        839,913
 Issuance of common
  stock in connection
  with the foundation of
  RoweCom LLC, July 1,
  1996.................. 4,423,836   44,238     165,762      --            --         --        210,000
 Net loss...............       --       --          --       --     (1,449,723)       --     (1,449,723)
 Cumulative translation
  adjustment............       --       --          --       --            --    $  9,584         9,584
                         ---------  -------  ---------- --------  ------------   --------   -----------
BALANCE, DECEMBER 31,
 1996................... 4,445,836   44,458   1,680,232      --     (2,072,515)     9,584      (338,241)
 Accretion of dividends
  on preferred stock to
  redemption value......       --       --          --       --       (183,577)       --       (183,577)
 Net loss...............       --       --          --       --     (3,253,521)       --     (3,253,521)
 Cumulative translation
  adjustment............       --       --          --       --            --       7,111         7,111
 Shares cancelled upon
  dissolution of Rowe
  Communications, Inc.
  ......................   (22,000)    (220)        220      --            --         --            --
                         ---------  -------  ---------- --------  ------------   --------   -----------
BALANCE, DECEMBER 31,
 1997................... 4,423,836   44,238   1,680,452      --     (5,509,613)    16,695    (3,768,228)
 Accretion of dividends
  preferred stock to
  redemption value......       --       --          --       --       (443,889)       --       (443,889)
 Exercise of stock
  options...............     2,000       20         480      --            --         --            500
 Purchase of treasury
  stock shares..........   (53,454)    (534)        --  $(52,920)          --         --        (53,454)
 Net loss...............       --       --          --       --     (4,963,709)       --     (4,963,709)
 Cumulative translation
  adjustment............       --       --          --       --            --     (50,774)      (50,774)
                         ---------  -------  ---------- --------  ------------   --------   -----------
BALANCE, SEPTEMBER 30,
 1998 (UNAUDITED)....... 4,372,382  $43,724  $1,680,932 $(52,920) $(10,917,211)  $(34,079)  $(9,279,554)
                         =========  =======  ========== ========  ============   ========   ===========



   The accompanying notes are an integral part of the consolidated financial statements.

                                  ROWECOM INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          -------------------------------------------------------------
                                                                  NINE MONTHS ENDED
                              YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                          -----------------------------------  ------------------------
                               1995         1996         1997         1997         1998
                          ---------  -----------  -----------  -----------  -----------
                                                               (UNAUDITED)  (UNAUDITED)
Cash flows from
 operating activities:
  Net loss..............  $(584,662) $(1,449,723) $(3,253,521) $(2,666,300) $(4,963,709)
  Adjustments to
   reconcile net loss to
   net cash used in
   operating activities:
   Depreciation and
    amortization........     26,679       49,660       79,476       54,416      141,134
   Loss on disposal of
    intangibles.........        --           --        29,033       29,033          --
Changes in operating
 assets and liabilities:
   Accounts receivable..        --       (26,155)    (228,101)    (105,088)      73,717
   Other current
    assets..............     (8,242)     (41,945)    (158,631)     (36,209)     128,665
   Accounts payable.....     59,864       80,339       23,373       61,765      367,701
   Income taxes
    payable.............        --           --       126,321      102,000     (105,900)
   Accrued expenses.....     21,317      197,165      478,744      561,445     (199,845)
   Deferred revenues....        --           --           --           --         4,191
                          ---------  -----------  -----------  -----------  -----------
   Net cash used in
    operating
    activities..........   (485,044)  (1,190,659)  (2,903,306)  (1,998,938)  (4,554,046)
Cash flows from
 investing activities:
  Purchase of equipment
   and furnishings......    (83,513)     (56,329)    (203,173)    (158,379)    (483,960)
  Purchase of intangible
   assets...............    (43,010)     (34,840)     (25,531)     (23,531)      (1,000)
                          ---------  -----------  -----------  -----------  -----------
  Net cash used in
   investing
   activities...........   (126,523)     (91,169)    (228,704)    (181,910)    (484,960)
Cash flows from
 financing activities:
  Proceeds from
   preferred stock
   issuance.............        --           --     3,712,464    3,712,464    7,831,394
  Proceeds from issuance
   of common stock......        --       210,000          --           --           500
  Loan proceeds.........     10,000      210,000      127,638      127,638    1,063,090
  Loan repayments.......        --           --       (37,638)     (37,638)    (850,000)
  Capital contribution..    624,219      839,913          --           --           --
  Purchase of treasury
   stock................        --           --           --           --       (53,454)
                          ---------  -----------  -----------  -----------  -----------
   Net cash provided by
    financing
    activities..........    634,219    1,259,913    3,802,464    3,802,464    7,991,530
  Effect of exchange
   rates on cash........        (52)       9,584        7,111        3,058      (65,650)
  Net increase
   (decrease) in cash
   and cash
   equivalents..........     22,600      (12,331)     677,565    1,624,674    2,886,874
Cash and cash
 equivalents, beginning
 of period..............      3,524       26,124       13,793       13,793      691,358
                          ---------  -----------  -----------  -----------  -----------
Cash and cash
 equivalents, end of
 period.................  $  26,124  $    13,793  $   691,358  $ 1,638,467  $ 3,578,232
                          =========  ===========  ===========  ===========  ===========
Supplementary
 information:
  Conversion of loan
   payable into
   preferred stock......        --           --   $   300,000  $   300,000          --
  Accretion of preferred
   stock................        --           --       183,577      113,774  $   443,889
  Income taxes paid.....  $   7,928  $    15,286          --           --        85,118

   The accompanying notes are an integral part of the consolidated financial statements.

                                  ROWECOM INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

RoweCom Inc. ("RoweCom" or the "Company"), was formed as Rosewood Knowledge Management, Inc. on January 12, 1994, and was renamed as Rowe Communications, Inc. on February 16, 1995, to provide Internet-based knowledge acquisition and management services. The Company's principal product is the knowledgeStore (the "kStore"). The kStore allows knowledge workers, librarians, and purchasing agents to order, pay for, and manage the purchase of knowledge resources. The Company provides each client's organization with its own highly customized "company store" which facilitates the ordering, payment and management of subscriptions to magazines, newspapers and journals as well as other knowledge resources electronically through the Company's online catalog. The kStore allows ordering from a decentralized or centralized environment, include built-in approval levels, and automated enterprise-wide reporting.

On July 1, 1996, Rowe Communications, Inc. transferred substantially all of its assets and liabilities to RoweCom LLC in exchange for a 97% interest in RoweCom LLC, which is a limited liability company formed under the laws of the State of Delaware. On April 25, 1997, RoweCom LLC merged with the Company. The merger had no significant impact on the Company's financial statement presentation. Rowe Communications Ltd., a Canadian company ("RoweCom Canada"), is a subsidiary of RoweCom, Inc. All significant intercompany accounts and transactions between RoweCom and its sole subsidiary, RoweCom Canada, included in the accompanying consolidated financial statements have been eliminated.

Interim Financial Statements

The consolidated balance sheet as of September 30, 1998, the consolidated statements of operations and cash flows for the nine months ended September 30, 1998 and 1997 and the consolidated statement of stockholders' deficit for the nine months ended September 30, 1998 and the related footnote disclosures are unaudited, have been prepared on a basis substantially consistent with the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation of results for these interim periods. The results for the nine months ended September 30, 1998 are not necessarily indicative of results to be expected for the entire year, although the Company expects to incur a significant loss for the year ending December 31, 1998.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with maturities of three months or less from the date of purchase and whose carrying amounts approximate fair value due to the short maturity of the investments.

Revenues

Revenues are principally generated from subscription orders for third-party publications, which include the cost of the subscription and the associated transaction fee earned by the Company. The Company recognizes revenues from a subscription order when the transmission of the order and the electronic fund transfer to the publisher or vendor is completed.

Revenues for the setup of the kStore on customers' intranets are recognized upon installation. Revenues related to transaction fees paid by third parties for transactions sourced from the Company's kStore site are recognized when reported by the third-party.

Research and Development Costs

Research and development costs are expensed as incurred.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the years ended 1995, 1996 and 1997 was $34,541, $40,325 and $227,183, respectively. Advertising for the nine months ended September 30, 1997 and 1998 was $203,900 and $156,195, respectively.

                                  ROWECOM INC.

Equipment and Furnishings

Equipment and furnishings are stated at cost, net of accumulated depreciation. Depreciation is provided using the straight-line method over the estimated lives of the related assets. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of net income or loss.

Other Assets

Other assets are recorded at cost and consist of trademark costs and a license agreement. Trademark costs are being amortized over five years using the straight-line method. The license agreement with Banc One Corporation for processing services is being amortized over a thirty-one month period using the straight-line method.

Foreign Currency Translation

The accounts of Rowe Communications Ltd. are translated into U.S. dollars using exchange rates in effect at period-end for assets and liabilities and at average exchange rates during the period for results of operations. The local currency for Rowe Communications, Ltd., the Canadian dollar, is the functional currency. The related translation adjustments are reported as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions have been immaterial for all periods presented and are included in interest and other income, net.

Risks and Uncertainties

The preparation of financial statements in conformity with generally accepted accounting principles requires management to provide estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expense during the reporting period. Actual results could differ from those estimates.

The Company has a limited operating history, has never achieved profitability and is subject to the risks and uncertainties encountered by start-up companies such as the uncertain nature of the markets in which the Company competes and the risk that the Company may be unable to manage any future growth successfully.

In addition, the Company is subject to the risks encountered by companies relying on the continued growth of online commerce and Internet infrastructure. The risk includes the use of the Internet as a viable commercial marketplace and the potentially inadequate development of the necessary network infrastructure.

Finally, the Company has historically experienced season fluctuations in revenues. This pattern may be expected to continue and results of financial operations within any fiscal year cannot be expected to be representative.

Income Taxes

The Company accounts for income taxes under the liability method. Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

Prior to its merger into RoweCom Inc. on April 25, 1997, RoweCom LLC was a limited liability company for which all losses flowed through to its members and are, therefore, not available to offset future taxable income of RoweCom Inc.

Pro Forma Balance Sheet (Unaudited)

Upon the closing of the Company's initial public offering, all of the outstanding shares of Class A, A-1 and B redeemable convertible preferred stock
will automatically convert into     shares of RoweCom common stock. In
addition, all outstanding stock purchase warrants will be exercised on a net
exercise basis for     shares of common stock. The unaudited pro forma
presentation of the balance sheet has been prepared assuming the conversion of the preferred stock and the preferred stock warrants, into common stock as of September 30, 1998.

                                  ROWECOM INC.

Pro Forma Net Loss Per Common Share (Unaudited)

The pro forma net loss per common share is computed based upon the weighted average number of common shares and common equivalent shares (using the treasury stock method) outstanding after certain adjustments described below. Common equivalent shares are not included in the per share calculations where the effect of their inclusion would be anti-dilutive. In the computation of pro forma net loss per share, accretion of preferred stock to the mandatory redemption amount is not included as an increase to net loss. Also, the pro forma net loss per common share gives effect to the exchange of all outstanding preferred stock of RoweCom Canada into preferred stock of the Company, the mandatory conversion of all outstanding shares of preferred stock into shares of common stock and the exercise of all outstanding stock purchase warrants on
a "net" exercise basis for     shares of common stock upon the closing of the
Company's initial public offering.

2. NET LOSS PER COMMON SHARE

The following is a calculation of net loss per share

                         -------------------------------------------------------------
                                                                 NINE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                         -----------------------------------  ------------------------
                              1995         1996         1997         1997         1998
                         ---------  -----------  -----------  -----------  -----------
Historical
 Basic and diluted:
  Net loss to common
   stockholders......... $(584,662) $(1,449,723) $(3,437,105) $(2,780,074) $(5,407,598)
  Weighted average
   number of common
   shares...............    22,000    2,223,418    4,445,836    4,445,836    4,366,360
  Net loss per common
   share-basic and
   diluted.............. $  (26.58) $      (.65) $      (.77) $      (.63) $     (1.24)
Pro forma
 Basic and diluted:
  Net loss..............
  Weighted average
   number of common
   shares...............
  Assumed number of
   shares upon
   conversion of
   preferred stock......
  Total weighted average
   number of shares used
   in computing pro
   forma net loss per
   share................
  Basic and diluted pro
   forma net loss per
   common share.........

Options to purchase shares of the Company's common stock totaling 290,000 and 445,000 at December 31, 1996 and 1997, and 445,000 and 1,490,730 at September
30, 1997 and 1998, and stock purchase warrants totaling 120,968 at December 31, 1997, September 30, 1997 and 1998 were outstanding but were not included in the computations of diluted earnings per share as the inclusion of these shares would have been anti-dilutive. No options were granted prior to 1996.

3. COMPREHENSIVE INCOME

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income and its components in general purpose financial statements. The table below sets forth "comprehensive income" as defined by SFAS 130.

                            --------------------------------------------------
                                                         NINE MONTHS ENDED
                            YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                            ------------------------  ------------------------
                                   1996         1997         1997         1998
                            -----------  -----------  -----------  -----------
                                                      (UNAUDITED)  (UNAUDITED)
Net loss..................  $(1,449,723) $(3,253,521) $(2,666,300) $(4,963,709)
Other comprehensive income
 (expense), net of tax:
  Cumulative translation
 adjustments..............        9,584        7,111        3,058      (50,774)
                            -----------  -----------  -----------  -----------
  Total comprehensive
   loss...................  $(1,440,139) $(3,246,410) $(2,663,242) $(5,014,483)
                            ===========  ===========  ===========  ===========

                                  ROWECOM INC.

4. RESTRICTED CASH

Restricted cash consists of funds advanced by customers for the future purchase of publications. The amount has also been recorded as customer advances.

5. EQUIPMENT AND FURNISHINGS

The components of equipment and furnishings were as follows:

                             -------------------------------------------------
                                          AT DECEMBER 31,
                             USEFUL LIFE -------------------  AT SEPTEMBER 30,
                                 (YEARS)     1996       1997              1998
                             ----------- --------  ---------  ----------------
                                                                (UNAUDITED)
Computer equipment and
 software...................     2-3     $116,558  $ 275,049     $ 650,287
Furniture and office
 equipment..................       5       16,304     60,986       113,254
Leasehold improvements......       5        3,475        --         58,035
                                         --------  ---------     ---------
                                          136,337    336,035       821,576
Less: accumulated
 depreciation...............              (47,847)  (100,649)     (241,513)
                                         --------  ---------     ---------
                                         $ 88,490  $ 235,386     $ 580,063
                                         ========  =========     =========

Depreciation expense for the years ended December 31, 1995, 1996, and 1997 was $22,658, $41,913 and $56,528, respectively, and for the nine month periods ended September 30, 1997 and 1998 was $33,272 and $130,704, respectively.

6. OTHER ASSETS

The components of other assets were as follows:

                                            ------------------------------------
                                            AT DECEMBER  31,
                                            ------------------  AT SEPTEMBER 30,
                                                1996      1997              1998
                                            --------  --------  ----------------
                                                                  (UNAUDITED)
Trademarks................................. $  3,010  $ 28,541      $ 29,541
License agreements.........................   40,000    40,000        40,000
Other......................................   34,840       --            --
                                            --------  --------      --------
                                              77,850    68,541        69,541
Less accumulated amortization..............  (23,591)  (40,983)      (51,512)
                                            --------  --------      --------
                                            $ 54,259  $ 27,558      $ 18,029
                                            ========  ========      ========

7. INCOME TAXES

Because RoweCom has incurred net losses since inception, no provision for income taxes has been recorded. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is required to offset any deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

As required by Statement of Financial Accounting Standards No. 109, management of RoweCom has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of intangible assets and net operating loss carryforwards. Management has determined that it is more likely than not that RoweCom will not recognize the benefit of the net deferred tax assets and, as a result, a full valuation allowance has been established for the net deferred tax assets of approximately $579,000 at December 31, 1997.

At December 31, 1997, RoweCom had net operating loss carryforwards for federal income tax purposes of approximately $595,000 which begin to expire in 2012. The use of these credit and loss carryforwards may be limited due to certain changes in ownership interests.

                                  ROWECOM INC.

Rowe Communications, Ltd. recorded a provision for Canadian federal and provincial income taxes of $136,352 in 1997, $15,695 in 1996 and $7,832 in 1995. Rowe Communications Ltd. recognized a net deferred tax asset at December 31, 1997 of $102,162 relating to issuance costs of its Class A Redeemable Convertible Preferred Stock. Rowe Communications Ltd. has not recorded a valuation allowance for the Canadian net deferred tax assets since it is more likely than not that these net deferred tax assets will be realized in the future. Included in other current assets is $20,432 representing the current portion of the net deferred tax asset of Rowe Communications Ltd.

8. LOAN PAYABLE

The Company's loan payable of $200,000 outstanding at December 31, 1996 with a third-party individual with an interest rate of 8%, compounded daily, was converted to preferred shares and stock purchase warrants in 1997 (see Note
15).

On June 19, 1998, the Company entered into an equipment loan agreement with a bank. Under this loan agreement the Company may borrow up to $500,000, for the purpose of acquisition of equipment, for a period of six months. At December 19, 1998 the outstanding balance will be converted into a term loan, to be repaid in thirty equal monthly installments. The interest on the outstanding balance is calculated daily at the bank's prime rate, plus 1.0%. The loan is secured by all the Company's assets, including accounts receivable and equipment, but excluding intellectual property. The Company is required to maintain certain financial ratios, including a "quick ratio" (current assets divided by current liabilities) of 1.50 through December 31, 1998, and 1.10 thereafter. At September 30, 1998 a total of $213,000 had been borrowed under this equipment loan agreement.

Effective September 23, 1998, the Company and the bank amended the agreement by adding a revolving line of credit totaling $4,000,000. Outstanding principal is due on the earlier of the 85th day after the date of each revolving loan, or September 23, 1999. The interest rate on the outstanding balance is computed daily at the bank's prime rate plus 0.5%. At September 30, 1998, the Company had not borrowed any funds under this revolving line of credit.

9. RELATED PARTY TRANSACTIONS

Included in accounts payable at December 31, 1996 was $1,701 for consulting services rendered by members of the board of directors and $24,000 for legal services rendered by a party related to a significant shareholder. The December 31, 1997 and September 30, 1998 accounts payable includes $313 and $6,807, respectively, for legal services rendered by a party related to a principal shareholder.

10. MAJOR CUSTOMERS

For the year ended December 31, 1997 and the nine months ended September 30, 1998, three customers represented 23% and 43% of revenues, respectively.

11. COMMITMENTS

The Company leases office space in Cambridge, Massachusetts and London, Ontario under operating lease agreements which expire on August 31, 2000 and April 30, 1999, respectively. Rent expense for the years ended December 31, 1995, 1996 and 1997 was $27,251, $31,461 and $108,000, respectively, and for the nine months ended September 30, 1997 and 1998 was $79,137 and $137,835, respectively. Future minimum lease payments are $273,321, $83,683 and $3,088 for 1999, 2000 and 2001, respectively.

12. RETIREMENT PLAN

The Company maintains a contributory 401(k) defined contribution plan (the "Plan") to provide retirement benefits for principally all employees of the Company, as defined. Under the terms of the Plan, participants may defer between 1% and 15% of their compensation, a portion of which may be contributed on a pretax basis as defined by law. The Company may also make discretionary contributions to the Plan. Participants vest in employer contributions over a five-year period. The Company did not make any contributions to the Plan during 1995, 1996 and 1997 or during the nine months ended September 30, 1998.

                                  ROWECOM INC.

13. STOCKHOLDERS' (DEFICIT) EQUITY

COMMON STOCK

The Company has authorized 24,000,000 shares of common stock, $.01 par value. Common stock has full voting rights. Dividend and liquidation rights of common stock are subordinated to those of all classes of preferred stock.

14. CLASS A AND CLASS B REDEEMABLE CONVERTIBLE PREFERRED STOCK

RoweCom

The Company has authorized 5,000,000 shares of Class A Redeemable Convertible Preferred Stock ("Class A") of which 161,289 shares were issued and outstanding at December 31, 1997 and September 30, 1998. The Company has authorized 5,000,000 shares of Class A-1 Redeemable Convertible Preferred Stock ("Class A-1") of which none were issued and outstanding at December 31, 1997 and September 30, 1998 and the Company has authorized 8,000,000 shares of Class B Redeemable Convertible Preferred Stock ("Class B") of which 5,140,370 were issued and outstanding at December 31, 1997 and September 30, 1998.

In April 1997, the loan payable for $200,000 held by a third party at December 31, 1996 and an additional loan payable of $100,000 which was entered into in 1997 were converted into 161,289 shares of Class A.

In May 1998, the Company sold 5,140,370 shares of Class B at $1.2645 per share. Net proceeds to the Company were $6,373,158.

The terms of Class A, Class A-1 and Class B are as follows:

  Conversion. Each share of Class A, Class A-1 and Class B may be converted into one common share at the option of the stockholder.

  In addition, upon the closing of an initial public offering of the Company's common stock at a per price share of at least $5.00, which results in proceeds of at least $20,000,000 (a "Qualified IPO"), all outstanding shares of Class A, Class A-1 and Class B are automatically converted into shares of common stock.

  Dividend and Voting Rights. Holders of Class A, Class A-1 and Class B are entitled to fixed, preferential, cumulative dividends in the amount of 6.75% per annum on the liquidation preference of $2.48, $1.2645 and $1.2645 for each Class A share, Class A-1 share and Class B share, respectively. When and if declared by the Board of Directors (the "Board"), dividends on Class A, Class A-1 and Class B are payable in cash or additional Class A, Class A-1 and Class B shares in preference and prior to any payment of any dividend on the common shares. The determination of whether a dividend shall be payable in cash or in additional shares is to be made at the discretion of the Board. Any dividend that is not declared by the Board or paid in cash or additional preferred shares will accrue and compound annually at a rate of 6.75%. Upon the consummation of a Qualified IPO, any and all rights to accrued and unpaid dividends shall cease. The holders of Class A, Class A-1 and Class B are entitled to vote on all matters and are entitled to the number of votes equal to the number of common shares into which the Class A, Class A-1 and Class B are convertible as of the date of record.

  Liquidation Preferences. In the event of any liquidation, dissolution or winding up of the Company, the holders of Class A, Class A-1 and Class B are entitled to receive, prior to and in preference to any payment or distribution of any assets or surplus funds of the Company to the holders of the common shares, an amount for each Class A, Class A-1 share and Class B share held, equal to $2.48, $1.2645 and $1.2645, respectively, plus in each case, any accrued and unpaid dividends on the Class A, Class A-1 and Class B shares, whether or not declared. If upon such liquidation, the assets and funds thus distributed among the holders of the preferred shares shall be insufficient to permit the payment to such holders of the

                                  ROWECOM INC.

  full liquidation preference, then the entire assets and funds of the Company legally available for distribution shall be distributed in the following order: (i) first, among the holders of Class B shares and (ii) second, pro rata according to liquidation preference among the holders of Class A and Class A-1, treated as a single class.

  Redemption. Upon the earlier of the occurrence of certain events or May 5, 2003 and at any time thereafter, the holders of Class A will be entitled to require the Company to redeem all of the Class A shares at a price of $2.48 per share, plus all unpaid cumulative dividends, whether or not declared, which have accrued thereon. The holders of Class A-1 and Class B will have the right to require the Company to purchase from the holders all of the outstanding Class A-1 and Class B shares on May 5, 2003 and at any time thereafter up until May 5, 2005. The Company must purchase the Class A-1 and Class B shares at a purchase price equal to the greater of (i) the fair market value of such shares or (ii) the liquidation preference of $1.2645 plus all accrued but unpaid dividends.

Rowe Communications Ltd.

Rowe Communications Ltd. ("Ltd.") has an unlimited authorized number of its Class A Redeemable Convertible Voting Preferred Stock ("Ltd. Class A") and an unlimited authorized number of its Class B Redeemable Convertible Non-Voting Preferred Stock ("Ltd. Class B").

In April 1997 Ltd. sold 1,611,568 shares of Ltd. Class A at $2.48 per share, in a private offering to a Canadian venture capital firm. Net proceeds to Ltd. were $3,712,464.

In May 1998, Ltd. sold 1,186,240 shares of Ltd. Class B at $1.2645, in a second private offering to a Canadian venture capital firm. Net proceeds to Ltd. were $1,458,235.

  Conversion. The holder of Ltd. Class A has the right (pursuant to the RoweCom Amended and Restated Stockholders Agreement (the "Agreement")) at any time to require RoweCom to issue 3,163,306 Class A-1 shares in the capital stock of RoweCom, in exchange for such holder's Ltd. Class A shares (the "Class A Exchange Option") plus any additional shares or assets (including dividends, whether declared or accumulated) which the holder would have acquired had the holder held such number of Class A-1 shares in the capital stock of RoweCom. If the stockholder of Ltd. Class A has exercised the Class A Exchange Option, the stockholder must transfer a total of 889,187 (subject to adjustments) Class A-1 shares to certain existing stockholders of the Company upon the occurrence of certain events. The holder of Ltd. Class B has the right at any time to require RoweCom to issue Class B shares, in exchange for such holders Ltd. Class B shares (Class B Exchange Option) on a one for one basis plus any additional shares or assets (including dividends, whether declared or accumulated) which the holder would have acquired had the holder held the same number of Class B shares in the capital stock of RoweCom.

  Pursuant to an Exchange Option Exercise Agreement, the holder of the Ltd. Class A Preferred Shares and the Ltd. Class B Preferred Shares irrevocably agrees to exercise its Class A Exchange Option and Class B Exchange Option upon the closing of an Initial Public Offering meeting certain conditions.

  Dividend and Voting Rights. The holder of Ltd. Class A was entitled to receive fixed, preferential, cumulative dividends in the amount of 6.75% per annum on the liquidation preference of $2.48 for each Ltd. Class A share from April 1997 through May 1998. In May 1998 and upon the closing of the Ltd. Class B offering, the Articles of Incorporation of Ltd. were amended such that the holder of Ltd. Class A and the holder of Ltd. Class B are entitled to receive dividends as and when declared by the Board. The holders of Ltd. Class B are not entitled to receive notice of or to attend and vote at meetings of the shareholders of Ltd. except to the extent that such holders are entitled to vote under the Business Corporations Act (Ontario). The holders of Ltd. Class A Preferred Shares shall be entitled to receive notice of and attend all meetings of the shareholders of Ltd. and each Ltd. Class A Preferred Share shall confer the right to one (1) vote.

                                  ROWECOM INC.

  Liquidation Preferences. In the event of any liquidation, dissolution or winding up of Ltd., holders of Ltd. Class A and Ltd. Class B are entitled to receive prior to and in preference to any payment or distribution of any assets to the holders of the common shares, an amount for each Ltd. Class A share and Ltd. Class B share held, equal to $2.48 and $1.2645, plus any accrued and unpaid dividends on the Ltd. Class A and Ltd. Class B shares declared.

  Redemption. Upon the earlier of the occurrence of certain events or May 5, 2003 and at any time thereafter, the holders of Ltd. Class A and Ltd. Class B may require the Company to redeem all of the Ltd. Class A and Ltd. Class B shares at a price of $2.48 and $1.2645 per Ltd. Class A and Ltd. Class B share, plus all accrued and unpaid cumulative dividends, declared.

15. STOCK PURCHASE WARRANTS

In connection with the issuance of Ltd. Class A (Note 14) and the conversion of the loans payable into 161,289 shares of Class A, 120,968 stock purchase warrants of RoweCom were issued with an exercise price of $2.48 per share. The value of the warrants was immaterial at the time of issuance.

16. STOCK OPTIONS

In 1996 as part of the initial formation and operating agreement of the Company and prior to the inception of the 1997 Incentive and Non-qualified Stock Option Plan (the "1997 Option Plan"), stock options were issued to key employees and members of the Board. Vesting terms range from immediate vesting to vesting at a rate of 20% per year. All options expire ten years from the Company's date of formation. A total of 275,000 options were issued in 1996 and an additional 200,000 were authorized for future grants.

On April 25, 1997, the Company adopted the 1997 Option Plan for directors, officers, employees, and consultants of the Company. A total of 330,371 shares of common stock were reserved for issuance under the 1997 Option Plan. These options vest over a five-year period and expire over a period not exceeding ten years.

On April 8, 1998, the Company adopted the 1998 Incentive and Non-qualified Stock Option Plan (the "1998 Option Plan"). A total of 1,000,000 shares of common stock were reserved for issuance under the 1998 Option Plan. These options vest over a four year period and expire over a period not exceeding ten years.

The Board establishes the exercise price and vesting period at the time the options are granted and specifies these terms in the applicable option agreements.

Under the terms of the Plans, the exercise price of incentive stock options granted must not be less than 100% (110% in certain cases) of the fair market value of the common stock on the date of grant, as determined by the Board of Directors. In reaching the determination of fair market value at the time of each grant, the Board considers a broad range of factors including the illiquid nature of an investment in the Company's common stock, the Company's historical financial performance, and the Company's future prospects.

                                  ROWECOM INC.

No options were exercised in 1996 and 1997. In 1998, 2,000 options were exercised. Information related to stock options granted by the Company is as follows:

                                                      --------------------------
                                                                        WEIGHTED
                                                                         AVERAGE
                                                          SHARES  EXERCISE PRICE
                                                      ----------  --------------
Outstanding at January 1, 1996
  Granted............................................    340,000      $ .70
  Exercised..........................................        --         --
  Forfeited/canceled.................................    (50,000)       .50
                                                      ----------      -----
Outstanding at December 31, 1996.....................    290,000        .62
  Granted............................................    165,000        .89
  Exercised..........................................        --         --
  Forfeited/canceled.................................    (10,000)      1.00
                                                      ----------      -----
Outstanding at December 31, 1997.....................    445,000        .71
  Granted............................................  2,361,600        .57
  Exercised..........................................     (2,000)       .25
  Forfeited/canceled................................. (1,313,870)       .89
                                                      ----------      -----
Outstanding at September 30, 1998....................  1,490,730      $ .40
                                                      ==========      =====

At September 30, 1998, 168,133 options were exercisable at exercise prices ranging from $.25 to $1.00 and 42,641 were available for grant.

The following table summarizes information about fixed stock options outstanding at September 30, 1998:

        ------------------------------------------------------------------------
        EXERCISABLE          OPTIONS OUTSTANDING                  OPTIONS
        -----------   -------------------------------------  -------------------
                                       WEIGHTED
           WEIGHTED                     AVERAGE   WEIGHTED
            AVERAGE                   REMAINING    AVERAGE
           EXERCISE        NUMBER   CONTRACTUAL   EXERCISE        NUMBER
              PRICE   OUTSTANDING          LIFE      PRICE   EXERCISABLE
PRICE   -----------   -----------   -----------   --------   -----------
           $ .25       1,147,270        8.36       $ .25       168,133     $.25
            1.00         343,460       10.00        1.00           --       --
                       ---------       -----       -----       -------     ----
                       1,490,730        8.72       $ .40       168,133     $.25

Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS No. 123), encourages but does not require companies to record compensation cost for stock-based employee contribution plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense has been recognized for its stock-based compensation plan.

Had compensation cost for the Company's stock option plans been determined based on the estimated fair value of the option at the date of grant for awards in 1996 and 1997 using the minimum value method consistent with SFAS No. 123, the adjustment to net loss would have been insignificant. For this purpose, the fair value of options at the date of grant was estimated using the minimum value method with the following weighted-average assumptions: risk-free interest rate of 7.74%; no dividend yields; no volatility factors; and a weighted-average expected life of the options of eight years.

17. RECENT DEVELOPMENTS

On December 11, 1998, the Company sold 4,586,599 shares of Class C Preferred Stock ("Class C") at a price of $3.407 per share for a total consideration of approximately $15,000,000 (after deducting expenses associated with the sale). The Class C was issued with similar terms to those of the Company's Class A and Class B Preferred Stock.

                         [ROWECOM LOGO APPEARS HERE]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

                                                                        -------
                                                                         TOTAL
                                                                        -------
   SEC Registration Fee...............................................  $13,900
   NASD Fees..........................................................  $ 5,500
   NASDAQ Listing Fees................................................  $     *
   Printing and Engraving Expenses....................................  $     *
   Legal Fees and Expenses............................................  $     *
   Accountants' Fees and Expenses.....................................  $     *
   Expenses of Qualification Under State Securities Laws, Including
    Attorneys' Fees...................................................  $     *
   Transfer Agent and Registrar's Fees................................  $     *
   Miscellaneous Costs................................................  $     *
                                                                        -------
     Total............................................................  $     *
                                                                        =======

*To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

Section 145 of the Delaware General Corporation law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

The Third Amended and Restated Certificate of Incorporation of the Registrant and the Amended and Restated By-laws of the Registrant, copies of the forms of which are filed as Exhibits 3.1 and 3.2, provide for indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

The above discussion of the Registrant's Amended and Restated Certificate of Incorporation Amended and Restated By-Laws and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the forms of such Third Amended and Restated Certificate of Incorporation Amended and Restated By-Laws and statute.

The Registrant will agree to indemnify the Underwriters and their controlling persons, and the Underwriters will agree to indemnify the Registrant and its controlling persons, including directors and executive officers of the Registrant, against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of the Underwriting Agreement that will be filed as part of the Exhibits hereto.

For information regarding the Registrant's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 17 hereof.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Pursuant to a Share Purchase Agreement, dated as of April 1, 1997, Working Ventures Canadian Fund Inc. ("Working Ventures") acquired 1,611,568 shares of Class A Preferred Stock of Rowe Communications Ltd. ("RoweCom Canada") and an option to exchange such shares of RoweCom Canada Class A Preferred Stock for shares of common stock of the Registrant (the "Exchange Option"). The Exchange Option was issued in reliance on the exemption under the Securities Act of 1933, as amended (the "Securities Act") provided by Regulation S thereunder.

On April 1, 1997, the Company issued 80,645 shares of the Registrant's Class A Preferred Stock to Philippe Villers in exchange for the cancellation of indebtedness of the Registrant to Mr. Villers, and 40,322 shares of Class A Preferred Stock to Mr. Jerome Rubin in exchange for the cancellation of indebtedness of the Registrant to Mr. Rubin. In connection with the issuance of these shares of Class A Preferred Stock of the Registrant, the Registrant issued Stock Purchase Warrants (the "Warrants") to each of Messrs. Villers and Rubin providing for the purchase of up to 80,645 shares of the Registrant's capital stock in the case of the Warrant issued to Mr. Villers, and up to 40,322 shares of the Registrant's capital stock in the case of the Warrant issued to Mr. Rubin. These shares of Class A Preferred Stock and the Warrants were issued in reliance on the exemptions from registration under the Securities Act provided by Regulation D or Regulation S thereunder.

Pursuant to a Stock Purchase Agreement, dated as of May 4, 1998, Crystal Internet Venture Fund, L.P., Highland Capital Partners III Limited Partnership, Highland Entrepreneurs' Fund III Limited Partnership, Pai, Wei Ming Chung, Fu Kuan Investment Corp., and Puretech Profits Limited (BVI) purchased an aggregate of 5,140,370 shares of the Class B Preferred Stock of the Registrant for an aggregate purchase price of $6,499,997.50, and Working Ventures acquired 1,186,240 shares of the Class B Preferred Stock of RoweCom
Canada and an option to exchange such shares of RoweCom Canada Class B Preferred Stock for shares of Class B Preferred Stock of the Registrant for an aggregate purchase price of $1,500,001.48. The sales made by the Registrant were made, in each case, in reliance upon the exemptions from registration under the Securities Act provided by Regulation D or Regulation S thereunder.

On May 4, 1998, in connection with the sale of the Registrant's Class B Preferred Stock, the Exchange Option was amended to permit Working Ventures to exchange its shares of RoweCom Canada Class A Preferred Stock for shares of the Class A-1 Preferred Stock of the Registrant. The sale of the option to exchange such stock for shares of Class A-1 Preferred Stock of the Registrant was made in reliance on the exemption from registration under the Securities Act provided by Regulation S thereunder.

As of September 30, 1998, the Registrant had issued options to purchase an
aggregate of     shares of common stock pursuant to the Registrant's 1997
Incentive and Non-qualified Stock Option Plan and Amended and Restated 1998
Stock Incentive Plan. The Registrant has also issued an aggregate of     shares
of common stock to various employees upon the exercise of options granted pursuant to the Registrant's 1997 Stock Incentive Plan for an aggregate
consideration of $    , at an average exercise price of $  per share. These
grants of options, and the sales of common stock upon the exercise of these options, were made in reliance on the exemptions from registration under the Securities Act provided by Rule 701 thereunder.

Pursuant to a Stock Purchase Agreement, dated as of December 11, 1998, Axiom Venture Partners II Limited Partnership, Zero Stage Capital VI, L.P., Moore Global Investments, Ltd. and other unaffiliated parties purchased an aggregate of 4,586,599 shares of Class C Preferred Stock of the Registrant for an aggregate purchase price of approximately $15,000,000 (after deducting expenses related to the sale). These shares of Class C Preferred Stock were issued in reliance on the exemption from the registration requirements under the Securities Act provided by Regulation D thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following is a list of exhibits filed as a part of this registration statement:

EXHIBITS

     EXHIBIT
     NUMBER  DESCRIPTION
     ------- -----------
      *1.1   Proposed Form of Underwriting Agreement.
      *3.1   Form of Amended and Restated Certificate of Incorporation of the
             Registrant.
       3.2   Form of Amended and Restated By-Laws of the Registrant.
      *4.1   Specimen Certificate for shares of the Registrant's Common
             Stock.
      *5.1   Opinion of Bingham Dana LLP counsel to the Registrant, regarding the legality of the shares of Common Stock.
      10.1   1997 Stock Incentive Plan of the Registrant
      10.2   Form of 1998 Non-Employee Director Stock Option Plan
      10.3   Form of 1998 Employee Stock Purchase Plan
      10.4   Form of Amended and Restated 1998 Stock Incentive Plan
      10.5   Lease of 725 Concord Ave., Cambridge, Massachusetts, dated as of
             August 30, 1996, between David E. Clem and David M. Roby,
             Trustees of Lyme Properties Realty Trust u/d/t dated September
             30, 1994 and the Registrant, as amended by First Addendum to
             Lease, dated August 20, 1997, among David E. Clem and David M
             Roby, Trustees of Lyme Properties Realty Trust u/d/t, Curtin
             Insurance Agency, Inc. and the Registrant.
      10.6   Consent to Cross Assignment of Leases, dated August 1, 1998, between David E. Clem and David M. Roby, Trustees of Lyme
             Properties Realty Trust u/d/t dated September 30, 1994 and the
             Registrant.
      10.7   Stock Purchase Agreement, dated May 4, 1998, between the
             Registrant, Rowe Communications Ltd. ("RoweCom Canada"), and the
             Purchasers named therein, relating to the sale by the Registrant of its Class B Convertible Preferred Stock.
      10.8   Share Purchase Agreement, dated as of April 1, 1997, between the
             Registrant and the Purchasers named therein relating to the sale by the Registrant of shares of its Class A Convertible Preferred
             Stock.
     *10.9   Second Amended and Restated Stockholders' Agreement, dated as of
             December 11, 1998, by and among the Registrant and certain stockholders of the Registrant.
     *10.10  Stock Purchase Agreement, dated as of December 11, 1998, between the Registrant and the Purchasers named therein, relating to the sale by the Registrant of shares of Class C Preferred Stock.
     *10.11  Second Amended Registration Rights Agreement, dated as of
             December 11, 1998, by and among the Registrant, RoweCom Canada, and the Purchasers named therein.
      10.12  Executive Employment Agreement, dated as of November 4, 1998 between the Registrant and Mr. Louis Hernandez.
      10.13  Loan Agreement, dated June 19, 1998, between Imperial Bank and the Registrant, as amended by Amendment No. 1 to the Loan
             Agreement, dated September 23, 1998, between the Registrant and
             Imperial Bank.
      10.14  General Security Agreement, dated June 19, 1998, between
             Imperial Bank and the Registrant.
      10.15  Form of Non-Competition Agreements by and between the Registrant and each of Richard Rowe, Ph.D., Louis Hernandez, Stephen
             Vozella, Walter Crosby, Steven Woit and Ronald Grigg.(/1/)
     +10.16  Electronic Commerce Referral and Revenue Sharing Agreement,
             dated August 24, 1998, by and between Intelisys Electronic
             Commerce LLC and the Registrant.
     +10.17  Marketing and Integration Agreement, dated as of August 20,
             1998, by and between barnesandnoble.com llc and the Registrant.

     EXHIBIT
     NUMBER  DESCRIPTION
     ------- -----------
     +10.18  Content and Co-Marketing Agreement, dated September 28, 1998 by and between the Registrant and NewSub Services, Inc.
     +10.19  Content and Co-Marketing Agreement, dated October 23, 1998 between the Registrant and Publications Resource Group, Inc.
      10.20  Stock Purchase Warrant between Philippe Villers and the
             Registrant.
      10.21  Stock Purchase Warrant between Jerome Rubin and the Registrant.
     *10.22  Exchange Option Agreement, dated as of December  , 1998, between the Registrant and Working Ventures.
      21.1   Subsidiary of Registrant.
      23.1   Consent of PricewaterhouseCoopers LLP, independent accountants.
     *23.2   Consent of Bingham Dana LLP, counsel to the Registrant (included in Exhibit 5.1).
      24.1   Power of Attorney (included in signature page to Registration
             Statement).
      27.1   Financial Data Schedule.

(1)Each of the Non-Competition Agreements is identical in all respects, except as described in the prospectus.
*To be filed by amendment.
+Confidential treatment requested.

SCHEDULES

Schedule II Valuation and Qualifying Accounts

Except for the financial statement schedule listed above, all other schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the Consolidated Financial Statements and notes thereto.

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

  (1) To provide the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

  (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT, ROWECOM INC., HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CAMBRIDGE, COMMONWEALTH OF MASSACHUSETTS, ON THIS 11TH DAY OF DECEMBER, 1998.

                                          ROWECOM INC.

                                          By: _________________________________
                                                       Richard Rowe
                                             Chairman of the Board, President
                                                and Chief Executive Officer

                               POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Richard Rowe, Louis Hernandez and Brian Keeler, each of them severally, as such person's true and lawful attorneys-in-fact, with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----

                                       Chairman of the Board of    December 11, 1998
______________________________________  Directors, President,
             RICHARD ROWE               Chief Executive Officer
                                        and Director (principal
                                        executive officer)

                                       Executive Vice President    December 11, 1998
______________________________________  and Chief Financial
           LOUIS HERNANDEZ              Officer (principal
                                        financial and accounting
                                        officer)

                                       Director                    December 11, 1998
______________________________________
             STANLEY FUNG

                                       Director                    December 11, 1998
______________________________________
            THOMAS LEMBERG
                                       Director                    December 11, 1998
______________________________________
             JEROME RUBIN

                                       Director                    December 11, 1998
______________________________________
           PHILIPPE VILLERS

                                       Director                    December 11, 1998
______________________________________
            JAMES WHITAKER


                                 EXHIBIT INDEX

EXHIBITS

     EXHIBIT
     NUMBER  DESCRIPTION
     ------- -----------
      *1.1   Proposed Form of Underwriting Agreement.
      *3.1   Form of Amended and Restated Certificate of Incorporation of the
             Registrant.
       3.2   Form of Amended and Restated By-Laws of the Registrant.
      *4.1   Specimen Certificate for shares of the Registrant's Common
             Stock.
      *5.1   Opinion of Bingham Dana LLP counsel to the Registrant, regarding the legality of the shares of Common Stock.
      10.1   1997 Stock Incentive Plan of the Registrant
      10.2   Form of 1998 Non-Employee Director Stock Option Plan
      10.3   Form of 1998 Employee Stock Purchase Plan
      10.4   Form of Amended and Restated 1998 Stock Incentive Plan
      10.5   Lease of 725 Concord Ave., Cambridge, Massachusetts, dated as of
             August 30, 1996, between David E. Clem and David M. Roby,
             Trustees of Lyme Properties Realty Trust u/d/t dated September
             30, 1994 and the Registrant, as amended by First Addendum to
             Lease, dated August 20, 1997, among David E. Clem and David M
             Roby, Trustees of Lyme Properties Realty Trust u/d/t, Curtin
             Insurance Agency, Inc. and the Registrant.
      10.6   Consent to Cross Assignment of Leases, dated August 1, 1998, between David E. Clem and David M. Roby, Trustees of Lyme
             Properties Realty Trust u/d/t dated September 30, 1994 and the
             Registrant.
      10.7   Stock Purchase Agreement, dated May 4, 1998, between the
             Registrant, Rowe Communications Ltd. ("RoweCom Canada"), and the
             Purchasers named therein, relating to the sale by the Registrant of its Class B Convertible Preferred Stock.
      10.8   Share Purchase Agreement, dated as of April 1, 1997, between the
             Registrant and the Purchasers named therein relating to the sale by the Registrant of shares of its Class A Convertible Preferred
             Stock.
     *10.9   Second Amended and Restated Stockholders' Agreement, dated as of
             December 11, 1998, by and among the Registrant and certain stockholders of the Registrant.
     *10.10  Stock Purchase Agreement, dated as of December 11, 1998, between the Registrant and the Purchasers named therein, relating to the sale by the Registrant of shares of Class C Preferred Stock.
     *10.11  Second Amended Registration Rights Agreement, dated as of
             December 11, 1998, by and among the Registrant, RoweCom Canada, and the Purchasers named therein.
      10.12  Executive Employment Agreement, dated as of November 4, 1998 between the Registrant and Mr. Louis Hernandez.
      10.13  Loan Agreement, dated June 19, 1998, between Imperial Bank and the Registrant, as amended by Amendment No. 1 to the Loan
             Agreement dated September 23, 1998 between the Registrant and
             Imperial Bank.
      10.14  General Security Agreement, dated June 19, 1998, between
             Imperial Bank and the Registrant.
      10.15  Form of Non-Competition Agreements by and between the Registrant and each of Richard Rowe, Ph.D., Louis Hernandez, Stephen
             Vozella, Walter Crosby, Steven Woit and Ronald Grigg.(/1/)
     +10.16  Electronic Commerce Referral and Revenue Sharing Agreement,
             dated August 24, 1998, by and between Intelisys Electronic
             Commerce LLC and the Registrant.
     +10.17  Marketing and Integration Agreement, dated as of August 20,
             1998, by and between barnesandnoble.com llc and the Registrant.

     EXHIBIT
     NUMBER  DESCRIPTION
     ------- -----------
     +10.18  Content and Co-Marketing Agreement, dated September 28, 1998 by and between the Registrant and NewSub Services, Inc.
     +10.19  Content and Co-Marketing Agreement, dated October 23, 1998 between the Registrant and Publications Resource Group, Inc.
      10.20  Stock Purchase Warrant between Philippe Villers and the
             Registrant.
      10.21  Stock Purchase Warrant between Jerome Rubin and the Registrant.
     *10.22  Exchange Option Agreement, dated as of December  , 1998, between the Registrant and Working Ventures.
      21.1   Subsidiary of Registrant.
      23.1   Consent of PricewaterhouseCoopers LLP, independent accountants.
     *23.2   Consent of Bingham Dana LLP, counsel to the Registrant (included in Exhibit 5.1).
      24.1   Power of Attorney (included in signature page to Registration
             Statement).
      27.1   Financial Data Schedule.

(1)Each of the Non-Competition Agreements is identical in all respects, except as described in the prospectus.
*To be filed by amendment.
+Confidential treatment requested.